Exhibit 2.1

[CONFIDENTIAL TREATMENT REQUESTED—[xxxx] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.]

AGREEMENT AND PLAN OF MERGER

dated as of

March 27, 2007

among

OPTIUM CORPORATION,

CLP ACQUISITION I CORP.,

KAILIGHT PHOTONICS, INC.

AND

THE REPRESENTATIVES OF THE STOCKHOLDERS

OF KAILIGHT PHOTONICS, INC.

(i)

[Confidential Treatment Requested—]

(ii)

4.16.	Employees and Labor Matters	27
4.17.	Environmental Compliance	29
4.18.	Customers and Suppliers	30
4.19.	Products	30
4.20.	Transactions with Affiliates; Intercompany Arrangements	30
4.21.	Taxes	31
4.22.	Employee Benefits	33
4.23.	Government Grants	35
4.24.	Finders’ Fees	36
4.25.	Other Information	36

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		36
5.01.	Organization and Existence	36
5.02.	Corporate Authorization	36
5.03.	Governmental Authorization; Consents	36
5.04.	Non-Contravention	37
5.05.	Finders’ Fees	37
5.06.	Buyer Options	37

ARTICLE VI COVENANTS OF THE COMPANY AND THE STOCKHOLDERS		37
6.01.	Conduct of the Company	37
6.02.	Access to Information	39
6.03.	Notices of Certain Events; Continuing Disclosure	39
6.04.	Confidentiality	40
6.05.	Stock Option Plans	40
6.06.	Employee Agreements	41
6.07.	Non-Solicitation	41

ARTICLE VII COVENANTS OF BUYER		42
7.01.	Confidentiality	42
7.02.	Securities Laws	43

ARTICLE VIII COVENANTS OF ALL PARTIES		43
8.01.	Reasonable Best Efforts	43
8.02.	Certain Filings	44
8.03.	Public Announcements	44
8.04.	Tax Matters	44

ARTICLE IX TAX MATTERS		45
9.01.	Tax Covenants	45

ARTICLE X STOCKHOLDERS’ REPRESENTATIVE		47
10.01.	47
10.02.	Limitation on Actions	48
10.03.	Indemnification; Reimbursement and Liability of Representative	49

[Confidential Treatment Requested—]

(iii)

ARTICLE XI CONDITIONS TO CLOSING		49
11.01.	Conditions to the Obligations of Each Party	49
11.02.	Conditions to Obligation of Buyer	49
11.03.	Conditions to Obligation of the Company	51

ARTICLE XII SURVIVAL; ESCROW; INDEMNIFICATION		52
12.01.	Survival	52
12.02.	Escrow Fund	52
12.03.	Indemnification	52
12.04.	Limitation of Indemnification	53
12.05.	Procedures	54

ARTICLE XIII TERMINATION		55
13.01.	Grounds for Termination	55
13.02.	Effect of Termination	56

ARTICLE XIV MISCELLANEOUS		56
14.01.	Notices	56
14.02.	Amendments; No Waivers	57
14.03.	Expenses	57
14.04.	Successors and Assigns	57
14.05.	Further Assurances	57
14.06.	Governing Law	57
14.07.	Jurisdiction, Venue	57
14.08.	Counterparts; Effectiveness	58
14.09.	Entire Agreement	58
14.10.	Third Party Beneficiaries	58
14.11.	Captions	58

List of Schedules

Schedule I	Consenting Stockholders
Schedule II	Key Employees
Schedule III	Change of Control Employee Bonus
Schedule IV	Allocation of Escrow Fund
Schedule V	Indebtedness
Schedule 4.02	Consents
Schedule 4.03	Non-Contravention
Schedule 4.04	Capitalization
Schedule 4.05	Subsidiaries
Schedule 4.06	Financial Statements
Schedule 4.07	Absence of Certain Changes
Schedule 4.08	Personal Property
Schedule 4.09(b)	Leases
Schedule 4.10	Undisclosed Liabilities

[Confidential Treatment Requested—]

(iv)

Schedule 4.11	Litigation
Schedule 4.12	Material Contracts
Schedule 4.13	Technology and Intellectual Property
Schedule 4.14	Insurance Coverage
Schedule 4.15	Permits
Schedule 4.16(a)	Employees
Schedule 4.16(b)	Consultants and Independent Contractors
Schedule 4.16(d)	Employee Manuals and Handbooks
Schedule 4.16(e)	Other Employee Matters
Schedule 4.16(f)	Severance Policy
Schedule 4.17	Environmental Compliance
Schedule 4.18	Customers and Suppliers
Schedule 4.20	Transactions with Affiliates; Intercompany Arrangements
Schedule 4.21(c)	Tax Returns
Schedule 4.21(k)	Taxable Jurisdictions
Schedule 4.22	Employee Benefits
Schedule 4.23	Finders’ Fee
Schedule 5.03	Governmental Consents of Buyer

List of Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Calculation of Merger Consideration
Exhibit C	Form of Employee Agreement Regarding Inventions, Confidentiality and
Non-Competition

[Confidential Treatment Requested—]

(v)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of March      , 2007 (the “Agreement”), among Optium Corporation, a Delaware corporation (“Buyer”), CLP Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Kailight Photonics, Inc. a Delaware corporation (the “Company”) and David Rubner and Yoav Sebba, in their capacity as the Stockholders’ Representative (as defined below), solely for purposes of Section X  hereof.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders for Buyer to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Merger Sub and the Company have each approved the merger (the “Merger”) of Merger Sub with and into the Company, in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”) and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Buyer; and

WHEREAS, the Board of Directors of the Company has unanimously (i) approved and declared the Merger advisable upon the terms and subject to the conditions set forth in this Agreement and (ii) recommended the approval of the Merger and this Agreement by the stockholders of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Sub, the Company and the Stockholders’ Representative hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01.       Definitions.

(a)         The following terms, as used herein, have the following meanings:

“[xxxx]” means [xxxx].

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Ancillary Agreements” means the Escrow Agreement and the Agreements Regarding Inventions, Confidentiality and Non-Competition.

[Confidential Treatment Requested—]

“Balance Sheet” means the audited balance sheet of the Company as of the Balance Sheet Date.

“Balance Sheet Date” means December 31, 2006.

“Business Day” means any day of the year on which national banking institutions in the State of Delaware are open to the public for conducting business and are not required to close.

“Buyer Average Closing Price” means the average of the closing prices of Buyer Stock as reported on the Nasdaq Global Market for the twenty-five (25) consecutive trading days up to and including the trading day that is two (2) trading days prior to the Closing Date.

“Buyer Stock” means shares of common stock, par value $.0001 per share, of Buyer.

“Bridge Loan” means that certain bridge loan, provided to the Company pursuant to that certain bridge loan agreement, dated as of March 13, 2007.

“Closing Date” means the date of the Closing (as defined in Section 3.01).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned or used by the Company or that is being, and/or has been, used, or is currently under development for use, in the business of the Company as it has been or is currently conducted (including, without limitation, any Intellectual Property included in the products and services sold by the Company).

“Company Transaction Expenses” means all costs, fees and expenses incurred (whether or not invoiced) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby,  including preparation and due diligence, and in connection with this Agreement and the Escrow Agreement and any other documents prepared or delivered in connection therewith, and the transactions contemplated hereby and thereby, including fees and expenses of advisors, investment bankers, lawyers and accountants arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby and thereby and including 50% of the cost of a runoff D&O insurance policy to be purchased by the Company for its directors and officers prior to Closing.

“Confidentiality and Non-Solicitation Agreement” shall mean the Company’s form Confidentiality and Non-Solicitation Agreement.

“Escrow Agreement”  means the escrow agreement that the Company and the Buyer will execute and deliver on or before the Closing Date, and will use commercially reasonable efforts to cause the Escrow Agent and the Stockholders’ Representative (as defined in Article XI hereunder) to execute and deliver, as contemplated by Article XIII in substantially the form attached hereto as Exhibit A.

[Confidential Treatment Requested—]

“Governmental Authority” means any governmental agency or authority of the United States, any domestic state, the State of Israel, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission, and including, without limited to, the United States Patent and Trademark Office, the United States Copyright Office and the Israel Patent Office.

“Indebtedness” means the indebtedness of the Company to Plentyum I L.P. in the aggregate amount of US$268,604 under the Loan Agreement dated January 1, 2001 and an Amendment to Loan Agreement dated December 19, 2005.

“Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation:

(a) (i)  all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, divisions, revisions, extensions and re examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (vi) all software and firmware (including data, databases and related documentation), excluding “off the shelf” or other “shrink-wrapped” third party software;

(b)           all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

(c)           all licenses, agreements and other rights in any third party product or any third party intellectual property described in (a) and (b) above other than any “off the shelf” or third party software or related intellectual property.

“Key Employees” means the employees of the Company listed on Schedule II.

“Known to the Company”, “to the Company’s Knowledge” and words of similar import means the actual knowledge of the Directors, Chief Executive Officer and VP-level executives of the Company.

[Confidential Treatment Requested—]

“Law” means all laws, statutes, ordinances, directives, Regulations and similar mandates of any Governmental Authority, including all Orders of Courts having the effect of law in each such jurisdiction.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“Material Adverse Change” means any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on the business, assets, prospects, condition (financial or other) or results of operations of the Company, except for any such changes or effects resulting from (i) changes in general economic conditions or the securities markets generally in relation to other companies in the industry in which the Company and its Subsidiaries conduct business that do not have a disproportionate effect on the Company and its Subsidiary; (ii) changes in the industry in which the Company operates or the economy in any of the countries in which the Company or the Subsidiary operates that do not have a disproportionate effect on the Company and its Subsidiary in relation to other companies in the industry in which the Company and its Subsidiaries conduct business, or (iii) the announcement of the transactions contemplated hereby (including the identity of the Buyer or Merger Sub).

“Paying Agent” means any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed by all parties hereto to act as the Paying Agent in the Merger.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by another company.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

“2006 and 2007 Financial Statements”	4.06
“409A Plans”	4.22
“Applicable Preferred Per Share Cash Consideration”	2.06
“Aggregate Exercise Price”	2.06
“Certificate”	2.12
“Financial Statements”	4.06
“GAAP”	4.06
“Hazardous Substance”	4.17
“Indemnified Party”	13.05
“Indemnifying Party”	13.05

[Confidential Treatment Requested—]

Term	Section

“Certificate of Merger”	2.02
“Closing”	3.01
“Closing Indebtedness”	2.12
“Closing Payments”	2.12
“Code”	2.12
“Common Per Share Closing Cash Consideration”	2.06
“Common Stock”	2.06
“Company Capital Stock”	2.06
“Company Securities”	4.04
“Company Required Consents”	4.02
“Employee Agreement Regarding Inventions, Confidentiality and Non-competition”	7.06
“Controls”	4.06
“Convertible Preferred Stock or CPS”	2.06
“Damages”	13.03
“Dissenting Shares”	2.09
“Earn-Out Consideration”	2.06
“Earn-Out Statement”	2.07
“Earn-Out Period”	2.07
“Effective Time”	2.02
“Employee Program”	4.22
“Environment”	4.17
“Environmental Law”	4.17
“Environmental Liabilities”	4.17
“Environmental Permits”	4.17
“ERISA”	4.22
“Escrow Agent”	13.02
“Escrow Fund”	2.12
“In the Money”	2.06
“Interested Person”	4.20
“IRS”	4.22
“Leases”	4.09
“Material Contracts”	4.12
“Merger Consideration”	2.06
“Merger Sub Common Stock”	2.11
“Minimum Working Capital Amount”	12.02
“Multiemployer Plan”	4.22
“Option Plan”	2.11
“Permit”	4.15
“Personal Property”	4.13
“Preferred Per Share Cash Consideration”	2.06
“Publicly Available Software”	10.01
“Release”	4.17
“Securities Act”	4.22
“Stock Option”	2.06
“Stock Option Plans”	2.06
“Straddle Period”	10.01
“Surviving Corporation”	2.01
“Tax Authority”	4.21
“Tax Return”	4.21
“Tax” or “Taxes”	4.21
“Third Party Claim”	13.05
“Threshold Amount”	13.04
“Total Pro Forma Common Merger Consideration”	2.06
“Total Escrow Amount”	2.12
“Total Preferred Merger Consideration”	2.06
“Unvested Option Consideration”	2.10
“Vested Option Consideration”	2.10

[Confidential Treatment Requested—]

ARTICLE II

MERGER AGREEMENT

2.01.       The Merger.  At the Effective Time (as defined herein) and subject to and upon the terms and conditions of this Agreement and in accordance with Section 251 of the DGCL, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under Delaware law as a wholly owned subsidiary of Buyer.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.02.       Effective Time.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in such filing by mutual agreement of Buyer, Merger Sub and the Company, being the “Effective Time”).

2.03.       Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, purposes, and powers and debts, duties, and liabilities of the Company.

2.04.       Certificate of Incorporation: Bylaws. Following the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.  Following the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

2.05.       Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

2.06.       Conversion of Company Capital Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities, and subject to terms of this Agreement:

(a)           (i) each share of common stock, par value $.001 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time

[Confidential Treatment Requested—]

(other than any shares of Common Stock to be canceled pursuant to Section 2.08 and Dissenting Shares (as defined herein)) will be cancelled and converted automatically into the right to receive the Common Per Share Closing Cash Consideration (as defined herein), without interest thereon and less any required withholding taxes, and (ii) each share of the Company’s Series A-1 Preferred Stock, par value $.001 per share, Series A-2 Preferred Stock, par value $.001 per share, Series A-3 Preferred Stock, par value $.001 per share, Series A-4 Preferred Stock, par value $.001 per share and Series B Preferred Stock, par value $.001 per share (collectively, the “Convertible Preferred Stock” or “CPS”) issued and outstanding immediately prior to the Effective Time (other than any shares of CPS to be canceled pursuant to Section 2.08) will be converted automatically into the right to receive the Applicable Preferred Per Share Cash Consideration (as defined herein) plus the Common Per Share Closing Cash Consideration, without interest thereon and less any required withholding taxes.  Notwithstanding the foregoing, if in accordance with Article Fourth, Section E.1(f) of the Company’s Certificate of Incorporation, if a holder of shares of Series B Preferred Stock would receive a greater aggregate amount with respect to some or all of its shares of Series B Preferred Stock had all such shares of CPS been converted into Common Stock and had the distribution of all proceeds been made on a pro rata basis to all stockholders based on their percentage holdings in the Company than the amount that such holder would receive in accordance with the sentence above, (i) such holder shall receive such greater amount with respect to such shares and (ii) the Common Per Share Closing Cash Consideration for all shares of Company Capital Stock (as defined herein) other than such Series B Preferred Stock shall be calculated after giving effect to the foregoing and assuming that such shares of Series B Preferred Stock were not outstanding.

(b)           Each holder of a certificate representing a share of CPS or Common Stock (together, the “Company Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock to be canceled pursuant to Section 2.08 and Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive, subject to the terms of this Agreement, the Applicable Preferred Per Share Cash Consideration (as defined herein) and/or Common Per Share Closing Cash Consideration (as defined herein), to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.12 hereof, without interest thereon and less any required withholding taxes, and, in addition, their respective portion of the Earn-Out Consideration (as defined herein), if any.

(c)           [reserved]

(d)           The “Closing Merger Consideration” shall equal $35,000,000 less the Total Escrow Amount.

(e)           The “Earn-Out Consideration” shall equal an amount of up to $5,000,000 as calculated pursuant to Section 2.07.

(f)            The “Change of Control Employee Bonus” shall equal $1,118,000 and the allocation of the Change of Control Employee Bonus shall be determined prior to the Closing; provided, however, that if an employee chose to reduce his/her exercise price, as set forth in

[Confidential Treatment Requested—]

Section 2.10(a), the amount of such reduction in exercise price shall be deducted from the Change of Control Employee Bonus allocated to such employee.

(g)           The “Total Pro Forma Common Merger Consideration” shall equal the (A) the Closing Merger Consideration, minus (B) the aggregate amount of all Company Transaction Expenses, minus (C) the Change of Control Employee Bonus, plus (D) the Aggregate Exercise Price (as defined herein), minus (E) the Total Preferred Merger Consideration (as defined herein) and minus (F) the aggregate amount of all Closing Indebtedness (as defined herein).

(h)           The “Total Preferred Merger Consideration” shall equal the aggregate of the Applicable Preferred Per Share Cash Considerations.

(i)            The “Common Per Share Closing Cash Consideration” shall equal (i) the Total Pro Forma Common Merger Consideration divided by (ii) (A) the aggregate number of outstanding shares of Common Stock as of immediately prior to the Effective Time, (B) the aggregate number of shares of Common Stock issuable pursuant to outstanding Stock Options (whether vested or unvested) that are In the Money as of immediately prior to the Effective Time and (C) the aggregate number of shares of Common Stock issuable upon conversion of shares of CPS, including approximately 730,246 shares of Series B Preferred Stock to be issued pursuant to Bridge Loan  as of immediately prior to the Effective Time; provided that shares of Series B Preferred Stock shall not be considered outstanding for purposes of this calculation if the last sentence of Section 2.06(a) is applicable.

(j)            The “Applicable Preferred Per Share Cash Consideration” shall mean with respect to each series of CPS the per share amount set forth in the following sentence.  For each share of Series A-1 Preferred Stock, the Applicable Preferred Per Share Cash Consideration is $3.313164; for each share of Series A-2 Preferred Stock, the Applicable Preferred Per Share Cash Consideration is $3.313164; for each share of Series A-3 Preferred Stock, the Applicable Preferred Per Share Cash Consideration is $2.984920; for each share of Series A-4 Preferred Stock, the Applicable Preferred Per Share Cash Consideration is $1.043589; for each share of Series B Preferred Stock issued on or about December 19, 2005, the Applicable Preferred Per Share Cash Consideration is $1.50853104; for each share of Series B Preferred Stock issued on or about July     , 2006, the Applicable Preferred Per Share Cash Consideration is $1.44243667; and for each share of Series B Preferred Stock issued pursuant to the Bridge Loan, the Applicable Preferred Per Share Cash Consideration is $1.369400.  Notwithstanding the foregoing, if the last sentence of Section 2.06(a) is applicable to the Series B Preferred Stock, then the per share amount payable with respect to each share of Series B Preferred Stock in accordance with such sentence shall be the Applicable Preferred Per Share Cash Consideration with respect to each share of Series B Preferred Stock.

(k)           A “Stock Option” is any option issued under the Company’s  2001 Stock Option Plan adopted in October 2001 (the “Stock Option Plans”) that is exercisable for shares of Company Capital Stock, whether vested or not and whether exercisable or not.  A Stock Option is “In the Money” for purposes herein if the exercise price per share of Company Capital Stock issuable upon exercise or conversion of such Stock Option is less than the Common Per Share Closing Cash Consideration.  For the avoidance of doubt, only currently outstanding Company Stock Options with exercise prices of $.6847 per share or less are In the

[Confidential Treatment Requested—]

Money.  The “Aggregate Exercise Price” means the aggregate sum of all of the exercise prices of all Stock Options outstanding as of the Effective Time (whether vested or not) and which are exercisable upon the payment of cash (e.g., all stock options (whether or not exercisable via a cashless exercise provision), but excluding convertible stock and convertible debt) and that are In the Money.

(l)            A calculation of the allocation of the Closing Merger Consideration pursuant to this Section 2.06 is set forth as Exhibit B for illustrative purposes; provided, however, the terms of this Agreement and the Amended and Restated Certificate of Incorporation of the Company shall control the amount of the Closing Merger Consideration that the holders of CPS, Common Stock and Stock Options shall receive.

2.07.       Earn-Out Consideration.  The Buyer agrees to pay to the holders of CPS and Common Stock and to holders of Vested Stock Options outstanding immediately before the Effective Time, the excess of the Earn-Out Consideration determined pursuant to this Section 2.07 less the amount of any settled or pending claims that are ultimately determined in favor of Buyer for breach of any Extended Representations pursuant to Article XII hereof.

(a)           Determination of Sales of [xxxx].  As promptly as practicable after January 31, 2009 but no earlier than the filing date of the Quarterly Report on Form 10-Q by the Buyer with the Securities and Exchange Commission for the second quarter of the Buyer’s 2009 fiscal year (such quarter ending on January 31, 2009), the Chief Financial Officer of the Buyer shall prepare a statement (the “Earn-Out Statement”) reflecting the revenue recognized from sales of the Buyer’s [xxxx] during the period of Buyer’s fiscal quarter ending April 26, 2008 through Buyer’s fiscal quarter ending January 31, 2009 (the “Earn-Out Period”).  When measuring revenue recognized from sales of [xxxx], only revenue associated with the [xxxx] shall be considered (e.g., if a [xxxx], the revenue recognized from the sale of such [xxxx] shall be deemed to be the average selling price of Buyer’s [xxxx] during the applicable fiscal quarter).  The Buyer shall deliver the Earn-Out Statement to the Stockholders’ Representative within ten (10) days following final determination, and not later than the filing date of the Quarterly Report on Form 10-Q referred above.  If the revenue recognized from sales of [xxxx] during the Earn-Out Period (1) is equal to or more than $[xxxx] the Earn-Out Consideration shall be $[xxxx] and such amount shall be linearly interpolated down to $1.00 for revenue amounts recognized between $[xxxx] and $[xxxx] or (2) is equal to or more than $[xxxx] the Earn-Out Consideration shall be $[xxxx] and such amount shall be linearly interpolated down to $[xxxx] for revenue amounts recognized between $[xxxx] and $[xxxx].  Notwithstanding anything to the contrary contained herein, if the revenue recognized from sales of [xxxx] during the Earn-Out Period is less than $[xxxx], the Earn-Out Consideration shall be zero.

For the avoidance of doubt, the extent and nature of business conducted by the Buyer and the Company after the Closing shall be determined by the Company and Buyer, in their discretion.

Notwithstanding the aforesaid, in the event of a Change of Control (as such term is defined below) of the Buyer, occurring after the date of the Closing, prior to January 31, 2009,

[Confidential Treatment Requested—]

then the revenue recognized from sales of [xxxx] during the Earn-Out Period shall conclusively be deemed to be, for all purposes and intents hereunder, more than $[xxxx], and therefore the Earn-Out Consideration shall be $[xxxx] and shall be distributed as required hereunder on the date such Change of Control is consummated less any claims outstanding as of such date for Damages to be resolved in accordance indemnification procedures set forth in Article XII.

For purposes hereof, “Change of Control” shall mean:

(i)            the Buyer shall cease to hold, directly or indirectly, at least 70% of outstanding voting securities of the Company; or

(ii)           consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Buyer (a “Business Combination”), in each case, unless, following such Business Combination, (a)  the individuals and entities who were the beneficial owners, respectively, of the outstanding voting securities of the Buyer immediately prior to such Business Combination beneficially own, directly or indirectly, a majority of outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Buyer or all or substantially all of the Buyer’s assets either directly or through one or more subsidiaries), (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Buyer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, a majority of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Board, at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iii)          approval by the shareholders of the Buyer of a complete liquidation or dissolution of the Buyer.

(b)        Audit; Dispute.  If the Stockholders’ Representative the Earn-Out Statement, the Stockholders’ Representative or his authorized representatives to examine and audit all of Buyer’s and the Company’s underlying documents supporting the Earn-Out Statement. Such audit shall be performed during the Company’s normal business hours at the Buyer’s facilities, and the Buyer and the Company undertake to reasonably cooperate with the Stockholders’ Representative for such purpose. If after such audit the Stockholders’ Representative disputes the amount set forth in the Earn-Out Statement, the Stockholders’ Representative or his authorized representatives will provide the Buyer within thirty (30) days after the end of such audit a detailed written explanation of the dispute.  Within a further period of thirty (30) days, the parties will attempt to resolve in good faith any dispute.

[Confidential Treatment Requested—]

(c)         Arbitration.  Failing resolution pursuant to Section 2.07(b) above, the unresolved items will be referred for final binding resolution to an arbitrator chosen by the American Arbitration Association (the “AAA”) office in New York, New York (the “Arbitrator”), and subject to the AAA rules.    In resolving such dispute, the Arbitrator will determine the revenue recognized from sales of [xxxx] during the Earn-Out Period, provided such determination can be no greater than the amount proposed by the Stockholders’ Representative and no less than the amount proposed by the Buyer.  The Arbitrator’s determination will be based on U.S. GAAP as consistently applies by Buyer and as expressly modified by the definitions contained in this Agreement.  The determination of the Arbitrator will be conclusive and binding upon the parties, absent fraud and manifest error.

(d)        Payment of Earn-Out Consideration.  Subject to Section 2.07(b) and 2.07(c), upon determination of the revenue recognized from sales of [xxxx] during the Earn-Out Period by the Buyer, ninety-four percent (94%) of the Earn-Out Consideration that is not disputed  over the amount of any settled or pending claims that are ultimately determined in favor of Buyer for breach of Extended Representations shall be paid as promptly as practicable after the filing of the Form 10-Q by the Buyer for the second quarter of the Buyer’s 2009 fiscal year, but not earlier then 15 days after receipt of the Earn-Out Statement and, in the event that any dispute has been raised and is still existing pursuant to Section 2.07(b) by the expiration of the dispute period in Section 2.07(b), payment shall be made within 14 days after final resolution of such dispute.  Such 94% of the Earn-Out Consideration shall be paid pro rata on an as-converted, as-exercised basis to all the holders of CPS, Common Stock and Stock Options, provided, however, that with respect to employees of the Company who are entitled thereto (“Earn-Out Optionholders”), such payment shall be made to them only if they do not leave the employ of the Company of their own volition or based an on a firing for cause prior to February 1, 2009.  The amount allocable to each Earn-Out Optionholder shall be paid as an employee cash bonus.  The remaining six percent (6%) of any payable Earn-Out Consideration will be paid to the individuals employed by the Company and listed on Schedule 2.07, based on the allocation set forth therein, and will be made to them  as employee cash bonus only if they do not leave the employ of the Company of their own volition or based on a firing for cause prior to February 1, 2009.  Any amounts which would otherwise have been paid to an employee but for the termination of their employment by the Company will not be paid out and will be retained by the Buyer.

2.08.       Cancellation of Treasury Stock.  Each share of the Company Capital Stock owned by any direct or indirect Subsidiary of the Company, if any, immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

2.09.       Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, if any dissenting stockholder shall demand to be paid the “fair value” of such holder’s shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares (the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the Applicable Preferred Per Share Cash Consideration and/or the Common Per Share Closing Cash Consideration except as provided in this Section 2.09, and the Company shall give Buyer notice thereof and Buyer, at its sole expense, shall have the right to participate in all negotiations and proceedings with respect to any such demands.  Neither the Company nor the Surviving

[Confidential Treatment Requested—]

Corporation shall, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any dissenting stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such dissenting stockholder shall thereupon be treated as though such shares had been converted into the right to receive the Applicable Preferred Per Share Cash Consideration and/or the Common Per Share Closing Cash Consideration pursuant to Section 2.06 (or such different amount with respect to the Series B Preferred Stock as provided in Section 2.06, if applicable).

2.10.       Stock Options.

(a)           At the Effective Time and subject to Section 8.04, the shares of Common Stock underlying the vested portion of any In the Money Stock Option outstanding immediately upon the Effective Time, and not exercised (the “Vested Options”), shall be canceled and extinguished and converted into and become a right following the Closing to receive an amount of cash, without interest thereon and less any required withholding taxes, equal to the excess, if any, of (i) the Common Per Share Closing Cash Consideration over (ii) the exercise price per share for such Vested Options (such amount payable in respect of the vested portion of such Stock Option, the “Vested Option Consideration”), multiplied by the number of shares of Common Stock into which the Vested Options are exercisable immediately upon the Effective Time.  Notwithstanding the aforesaid, each holder of such Vested Options may request in writing that the  exercise price per share for the Vested Options be reduced, to the extent requested by such holder, which will then result in a corresponding reduction in the amount of the Change of Control Employee Bonus allocated to such holder as set forth in Section 2.06(f).  Each portion of such Vested Option Consideration resulting from conversion of the Vested Options shall be paid to the holder of such Stock Option promptly following the Effective Time, except that with respect to such Vested Options granted pursuant to Section 102 of the Israel Tax Ordinance, 1961 (“Section 102”) and held in trust at the Effective Time, such amount shall be paid to holder of such Vested Options by the trustee of the Company’s Stock Option Plan upon the end of the Section 102 holding period or earlier, at the written request of such holder, subject to the provisions of the applicable stock option plan and Section 102.

(b)           At the Effective Time and subject to Section 8.04, the unvested portion of any In the Money Stock Option outstanding immediately upon the Effective Time (“Unvested Options”) shall be converted into the right to receive a substitute option to purchase that number of shares of the Buyer’s Stock (a “Substitute Option”) equal to the product of: (i) the total number of Unvested Options multiplied by the following formula, such formula to referred to as the “Exchange Ratio”: (ii) the product of: (A) the Common Per Share Closing Cash Consideration divided by (B) the average of the closing sale prices of the Buyer’s Stock for twenty (20) trading days immediately prior to the date hereof as reported by the Nasdaq Global Market (the “Unvested Option Consideration”).  The exercise price of the Substitute Option shall be the aggregate exercise price of the Unvested Options divided by the Exchange Ratio.  Except as provided above, each Substitute Option shall be subject to the same terms and conditions, including expiration date, vesting and exercise provisions, as were applicable to the corresponding Unvested Option.

[Confidential Treatment Requested—]

(c)           At the Effective Time and subject to Section 8.04, each Stock Option which is not In the Money and which does not entitle the holders thereof to any Vested Option Consideration or Unvested Option Consideration (each, an “Out of Money Option”) shall be converted into the right to receive a substitute option to purchase that number of shares of the Buyer’s Stock (a “Substitute Out of the Money Option”) equal to the product of the total number of shares of Common Stock underlying such Out of Money Options multiplied by the Exchange Ratio. The exercise price of a Substitute Out of the Money Option shall be the exercise price of the Out of Money Option divided by the Exchange Ratio.

(d)           Prior to the Effective Time, the Company shall (i) take all actions (including, without limitation, obtaining all necessary consents from the holders of Stock Options) necessary to give effect to the transactions contemplated by Section 2.10(a) (b) and (c); provided, however that the Company shall not be required to make any payment to option holders to obtain such consent (other than the Vested Option Consideration and the Unvested Option Consideration) and (ii) take all actions necessary to, effective as of the Effective Time, terminate the Stock Option Plans so that on and after the Effective Time no employee of the Company or any of its Subsidiaries or any participant under the Stock Option Plans shall have any Stock Option to purchase shares of Company Capital Stock or any other equity interest in the Company (in each case, without the creation of any additional liability of the Company or any of its Subsidiaries).

2.11.       Capital Stock of Merger Agreement.  Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.  Each stock certificate representing any shares of Merger Sub Common Stock shall continue after the Effective Time to represent ownership of such shares of capital stock of the Surviving Corporation.

2.12.       Surrender and Exchange of Certificates.

(a)           Prior to the Effective Time, Buyer  and the Stockholders’ Representative shall designate a bank or trust company to act as the Paying Agent in the Merger.

(b)           At least five Business Days prior to the Effective Time, the Company shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) that represented as of the Effective Time outstanding shares of Company Capital Stock to be exchanged pursuant to Section 2.06, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Buyer may reasonably specify, including acknowledgement of the provisions of Article XII) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Closing Merger Consideration therefor.  Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, at the Effective Time, the holder of such Certificate shall

[Confidential Treatment Requested—]

be entitled to receive in exchange therefor payment of the Applicable Preferred Per Share Cash Consideration and/or the Common Per Share Closing Cash Consideration which such holder has the right to receive pursuant to Section 2.06, after giving effect to any required withholdings, and the Certificate so surrendered shall forthwith be canceled.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such person of a bond in such reasonable amount as the Buyer may direct as indemnity against any claim that may be made against it with respect to any Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the applicable Preferred Per Share Cash Consideration or the Common Per Share Closing Cash Consideration.  As soon as practicable after the Effective Time on the Closing Date, and subject to and in accordance with the provisions of Article XII, Buyer shall pay to the Escrow Agent (as defined in Article XII) for deposit into the Escrow Fund in respect of each share of Company Capital Stock held by a stockholder at the Effective Time, and for each of the Vested Options, the Escrow Fund.

(c)           At or after the Effective Time, to the extent wire transfer instructions have been provided to the Paying Agent by a holder of shares of Company Capital Stock and such holder of shares of Company Capital Stock has provided the Paying Agent its Certificate or Certificates together with a letter of transmittal, properly completed and duly executed, the Paying Agent shall promptly thereafter wire transfer funds to such holder of shares of Company Capital Stock equal to the aggregate Applicable Preferred Per Share Cash Consideration and/or Common Per Share Closing Cash Consideration that such holder of shares of Company Capital Stock has the right to receive less the amounts payable into an escrow fund pursuant to the requirements of Article XII and Section 2.12(d) (the “Escrow Fund”) (collectively, the “Closing Payments”).  At Closing, Buyer shall remit to the Paying Agent cash in amounts necessary to pay holders of shares of the Company Capital Stock (other than shares of Company Capital Stock to be canceled in accordance with Section 2.08 and Dissenting Shares) (the “Closing Merger Consideration Escrow Fund”) the amounts due to them as aforesaid.  The Escrow Fund shall be released pursuant to the terms of Article XII and the Escrow Agreement.  At any time following six months after the Effective Time, all cash deposited with or made available to the Paying Agent for the Closing Merger Consideration Escrow Fund pursuant to this Section 2.12(c), which remains undistributed to the holders of the Certificates representing shares of Company Capital Stock, shall be delivered to Buyer upon demand, and thereafter such holders of unexchanged shares of Company Capital Stock shall be entitled to look only to Buyer (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Closing Merger Consideration for payment upon due surrender of their Certificates.

(d)           The portion of the Escrow Amount to be allocable to each stockholder and optionholder shall equal the Escrow Amount multiplied by such stockholder’s or optionholder’s relative percentage of the Closing Merger Consideration.  The “Total Escrow Amount” shall equal ten percent (10%) of the Applicable Preferred Per Share Cash Consideration and/or Common Per Share Closing Cash Consideration otherwise payable to holders of Company Capital Stock and Vested Options.  The Total Escrow Amount, together with interest and income on such amounts, shall constitute the full amount of the Escrow Fund.

[Confidential Treatment Requested—]

(e)           If any portion of the Closing Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition to such payment that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and (ii) the Person requesting such exchange will have paid any transfer or other Taxes (as defined herein) required by reason of such payment in a name other than the registered holder of the Certificate surrendered or established to the satisfaction of Buyer, or any agent designated by Buyer, that such Tax (as defined herein) has been paid or is not applicable.

(f)            As of the Effective Time, Buyer and Merger Sub shall provide sufficient funds to the Surviving Corporation to enable the Surviving Corporation to repay the Indebtedness and the Change of Control Employee Bonus (collectively, “Closing Indebtedness”), and Buyer and the Company undertake to pay and discharge such Closing Indebtedness and Change of Control Employee Bonus on the Closing Date.

(g)           Notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Buyer, Merger Sub or the Surviving Corporation shall be liable to a holder of a Certificate for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)           Notwithstanding anything in this Agreement to the contrary, the Paying Agent, the Buyer or the Escrow Agent, as the case may be (each, the “Payer”) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or Stock Option such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local, Israeli (with respect to Israeli entities or residents only; it being agreed that no withholding with respect to Israeli Taxes will be made for holders that are not Israeli entities or residents if such holder represents, to the Payer’s satisfaction, that such holder is not an Israeli resident for Israeli tax purposes and if being a body of persons represents that it was not formed or organized under the laws of the State of Israel, and in addition in the case of an LLC, partnership or any other transparent entity formed or organized outside the State of Israel that at least 75% of its capital interest holders are not Israeli residents (the “Residency Certificate”), or if the holder has provided appropriate and valid certificates or forms issued by the Israeli Tax Authority, the Payer’s satisfaction, to establish that Israeli withholding is not required) or other foreign Laws relating to Taxes.  To the extent that amounts are so withheld by Payer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock in respect of whom such deduction and withholding were made by the Payer.  Buyer shall provide the Company with a list of all such withholdings for tax purposes and shall cause such required amounts to be paid to the proper taxing authorities in accordance with applicable laws not earlier than the date of payment of the consideration without tax withheld to the holder of Company Capital Stock or Stock Options and not earlier than One Business Day prior to the last day on which such transfer is required, provided, however, that the Payer shall release any such withheld amounts (or such applicable portion thereof) to the holder of Company Capital Stock when and to the extent that the Payer has received, at least one Business Day prior to the last day on which the amounts so withheld must be transferred to the applicable authority, certificates or forms issued by the applicable tax authority as are sufficient, under applicable law, to the Payer’s satisfaction, to establish that

[Confidential Treatment Requested—]

withholding is not required, in whole or in part (with respect to Israeli withholding requirements a certificate of exemption from withholding with respect to services and assets will be sufficient – except with respect to withholding requirements relating to consideration related to options)  or, if such certificates or forms are received by the Payer before the date on which amounts are payable to the holder of Company Capital Stock, then the Payer Agent shall withhold amounts consistent with such certificates or forms.  If the Payer so withholds amounts and pays them to applicable authorities, the Payer shall furnish to such holder of Company Capital Stock or Stock Option documents evidencing such withholding.  For purposes of this Section 2.12, any payee who shall not provided a Residency Certificate as provided herein and in a timely manner shall be considered for the purpose of this Section 2.12 and for Tax withholding purposes, an Israeli resident and accordingly Tax will be held in accordance with the provisions of the Ordinance (as defined herein) and the regulations thereunder.

2.13.       Further Ownership Rights in Company Capital Stock.  The Closing Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including amounts paid into the Escrow Fund pursuant to Article XII) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Capital Stock pursuant to the Merger and the Merger Agreement.  At the Effective Time, no further registration of transfers of shares of Company Capital Stock shall be made on the records of the Surviving Corporation.  From and after the Effective Time, the holders of Certificates representing ownership of shares of Company Capital Stock outstanding shall cease to have any rights with respect to such shares of Company Capital Stock except as otherwise provided for herein.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.14.       Lost, Stolen or Destroyed Certificates.  In the event any Certificates representing Company Capital Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an acceptable affidavit of that fact by the holder thereof and the delivery of such other documents reasonably requested by the Paying Agent, the applicable Closing Merger Consideration; provided, however, that Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.15.       Appointment of Representative; Agreements Binding on Company Stockholders.

The Stockholders, by virtue of having approved and adopted this Agreement under the DGCL will, as a specific term of the Merger, be deemed (a) to have irrevocably constituted and appointed, effective as of the Effective Time, David Rubner and Yoav Sebba, jointly (together with their permitted successors, the “Stockholder Representative”), as their true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and the Escrow Agreement  on their behalf and exercise all or any of the powers, authority and discretion conferred on him or her under this Agreement (including, without limitation, under Section X hereof) or any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby, including without limitation, the Escrow Agreement, and (b)

[Confidential Treatment Requested—]

to have irrevocably agreed to, and be bound by and comply with, all of the obligations of the Stockholders set forth herein (including, without limitation, Section XII) and in the Escrow Agreement.  The Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.  This power of attorney is coupled with an interest and is irrevocable.

ARTICLE III

CLOSING

3.01.       Closing.  The Closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Goodwin Procter LLP in Boston, Massachusetts, as soon as possible, but in no event later than three (3) Business Days after satisfaction of the conditions set forth in Article XI, or at such other time or place as the Buyer and the Company may agree.  At the Closing, the parties shall execute and deliver to the appropriate parties any other agreements, instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as the context otherwise requires, all references to the “Company” in the representations, warrants, covenants and agreements contained in this Agreement shall be deemed to refer to and include the Company and its Subsidiaries.  Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer (which disclosure schedules identify the section and subsection to which each disclosure therein relates unless it is reasonably apparent from reading such disclosure that it may also relate to one or more sections or subsections), the Company hereby represents and warrants to the Buyer as of the date hereof and, subject to the Bring Down Information (as such term is defined below) – also as of the Closing Date, that:

4.01.       Organization and Power.  The Company is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has all corporate powers required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.  The Company has heretofore delivered or made available to Buyer true and complete copies of the Certificate of Incorporation (or Articles of Association, as the case may be) and By-laws of the Company, each as currently in effect.

[Confidential Treatment Requested—]

4.02.       Consents.

(a)           Except as set forth in Schedule 4.02, no consent, approval, waiver, notice, filing with or other action (a “Company Required Consent”) by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it is bound is required or necessary for the execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which the Company is a party, or for the consummation of the transactions contemplated hereby or thereby.

(b)           Except as set forth in Schedule 4.02, the execution, delivery and performance of any of the Ancillary Agreements and the transactions contemplated herein by the Company (i) requires no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other Person, (ii) does not contravene, or constitute a default under, any provision of applicable law or regulation, (iii) does not contravene, or constitute a default under, any provision or of any agreement of the Company, (iv) does not contravene, or constitute a default under, any judgment, injunction, order, decree or any other instrument served on the Company and binding upon the Company.

4.03.       Non-Contravention.  Except as set forth in Schedule 4.03, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the Certificate of Incorporation, Articles of Associations or the By-laws of the Company, (b)  contravene or conflict with any provision of any law or regulation; (c) does not contravene or conflict with any judgment, injunction, order, Permit (as defined herein) or decree binding upon or applicable to, and served upon, the Company; (d) assuming the receipt of all Company Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or by which any of its assets may be bound or (e) result in the creation or imposition of any Lien on any asset of the Company.

4.04.       Capitalization.  Schedule 4.04 sets forth the designation, number of authorized shares of Company Capital Stock and the number of outstanding shares of each class of Company Capital Stock, (b) the designation of each share of Company Capital Stock issuable pursuant to the Company’s Stock Option Plans, the number of shares of Company Capital Stock that may be issued pursuant to the Stock Option Plans, the number of outstanding options, the exercise prices of the outstanding options, the number of outstanding options that are currently exercisable, and with respect to all such outstanding options granted to Israeli taxpayers, whether each such option was granted under any of the following sections of the Ordinance (as defined herein): Section 3(i), Section 102 (prior to January 1, 2003), or Section 102 (on or after January 1, 2003, and in such event pursuant to which subsection of Section 102, (c) all relevant information regarding any outstanding convertible securities and any other outstanding options, warrants or other rights to acquire shares of Company Capital Stock, or other equity or profit sharing interests in, the Company and (d) a list of all holders of shares of Company Capital Stock or rights to acquire shares of Company Capital Stock.  All outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and

[Confidential Treatment Requested—]

are owned as shown on Schedule 4.04.  Except as set forth on Schedule 4.04, there are no outstanding (i) shares of Company Capital Stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of Company Capital Stock or other securities of the Company or (iii) options or other rights to acquire from the Company any shares of Company Capital Stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

4.05.       Subsidiaries.  Except as set forth on Schedule 4.05, the Company has no Subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any corporation or any interest in any partnership, joint venture or other non-corporate business entity.  All of the subsidiaries on Schedule 4.05 are wholly-owned by the Company.

4.06.       Financial Statements and Controls.

(a)           Attached as Schedule 4.06 are true and complete copies of:

(i)       the balance sheet and the related audited statements of operations and cash flows for the twelve (12) months ended December 31, 2005 and the audited balance sheet of the Company as of December 31, 2005 and the related audited statements of operations and cash flows of the Company for the twelve (12) months then ended; and

(ii)      the unaudited balance sheet of the Company and the related unaudited statements of income and cash flows of the Company for the twelve (12) months ended December 31, 2006 (such financial statements herein referred to as the “2006 and 2007 Financial Statements” and together with (i) and (ii) collectively referred to as the “Financial Statements”).

(b)           Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations and cash flows, as the case may be, of the Company for the periods therein set forth, in each case in accordance with generally accepted accounting principles in the United States (“GAAP”) (other than such exceptions with respect to employee stock-based compensation and option grants as specified in Schedule 4.06(b)) consistently applied during the periods involved and, except with respect to the unaudited financial statements, for the omission of footnote disclosure and, to the extent consistent with GAAP (and subject to the aforesaid), normally recurring year-end audit adjustments.

(c)           The Company does not have products placed with its customers under an understanding permitting their return to the Company, other than pursuant to a breach of warranty.

(d)           Except as set forth on Schedule 4.06(d), all accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on

[Confidential Treatment Requested—]

the Balance Sheet and all accounts and notes receivable of the Company at the Closing Date will represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, have been or will be billed and are generally due within sixty (60) days after such billing, and are and will be fully collectible in the ordinary course of business, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet.  All accounts, notes receivable and other receivables of the Company at the Balance Sheet Date have been included in the Balance Sheet.

(e)           The Company has in place standard systems and processes designed to (i) provide reasonable assurance regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s Chief Executive Officer the type of information that would be required to be disclosed in the Financial Statements (such process herein referred to as the “Controls”).  Since September 19, 2000, neither the Company nor, to the Company’s Knowledge, any director, officer, auditor or accountant of the Company has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements.  To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements.  To the Company’s Knowledge, no employee of the Company has provided or is providing information to any governmental body regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law of any governmental body having jurisdiction over the Company or any part of its respective operations.

(f)            The Company has not been advised that, during the periods covered by the Financial Statements, the Company’s external auditor was not independent of the Company and its management.  Schedule 4.06(f) sets forth all reports, if any, by the Company’s external auditors since September 19, 2000 to the Company’s officers, directors, and stockholders concerning any of the following and pertaining to any period covered by the Financial Statements:  (a) critical accounting policies, (b) the Controls, (c) significant accounting estimates or judgments, (d) alternative accounting treatments and (e) any required communications with the Company’s officers, the directors, and stockholders.

4.07.       Absence of Certain Changes.  Since the Balance Sheet Date, except as reflected in the unaudited Financial Statements and in Schedule 4.07 and except for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Company has conducted its business in the ordinary course and there has not been any:

(a)           Material Adverse Change or, to the Company’s Knowledge, any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or, to the Company’s Knowledge, any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the Company’s and the Buyer’s ability to consummate the transactions contemplated by this Agreement or perform their obligations hereunder or under the Ancillary Agreements;

[Confidential Treatment Requested—]

(b)           payment or grant of any right by the Company to any Interested Person (as defined herein), or any charge by any Interested Person to the Company or other transaction between the Company and any Interested Person, except in any such case for employee compensation payments or in the ordinary course of business of the Company.

(c)           amendment of any outstanding security of the Company;

(d)           incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices not exceeding $50,000;

(e)           creation or assumption by the Company of any Lien on any material asset;

(f)            making of any loan, advance or capital contributions to or investment in any Person, other than in the ordinary course of business;

(g)           damage, destruction, or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of the Company in an amount greater than $50,000, other than in the ordinary course of business and other than damage to or destruction of materials, hardware and/or components used in the Company’s research and development;

(h)           transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business which are not inconsistent with this Agreement;

(i)            change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by the Company;

(j)            (i) grant of any severance or termination pay, or any rights to receive such pay, to any director, officer or employee of the Company other than in the ordinary course of business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company other than in the ordinary course of business, (iii) change in benefits payable under existing severance or termination pay policies of the Company or employment agreements to which the Company is a party, other than in the ordinary course of business, or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company other than in the ordinary course of business ;

(k)           labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representation thereof to organize any employees of the Company;

(l)            employee terminations and/or resignations (other than for poor performance or for cause) and/or layoffs, and the Company has preserved intact and kept available the services of present employees, in each case in accordance with past practice;

[Confidential Treatment Requested—]

(m)          capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $100,000; or

(n)           agreement, undertaking or commitment to do any of the foregoing.

4.08.       Personal Property.

(a)           Except as set forth in Schedule 4.08, the Company has good and marketable title to, or in the case of leased personal property have valid leasehold interests in, all personal property (including machinery and equipment, inventory, receivables and furniture) (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date (the “Personal Property”).  None of such Personal Property is subject to any Liens, other than:

(i)         Liens disclosed on the Financial Statements;

(ii)        Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii)       Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.

(b)           The Personal Property has no material defects, is in good operating condition and repair in all material aspects (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

(c)           Except as set forth in Schedule 4.08, the Personal Property owned or leased by the Company, or which it otherwise has the right to use, constitute all of the Personal Property held for use or used in connection with the business of the Company and is generally adequate to conduct such business as currently conducted.

4.09.       Real Property.

(a)           The Company does not own any real property.  All real property used or held for use by the Company in connection with the business of the Company is leased by the Company as lessee or sublessee.

(b)           Schedule 4.09(b) sets forth a complete list of all leases and subleases of real property used by or held for use by the Company in connection with the business of the Company (the “Leases”).

(c)           The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any material default by the Company or, to the Company’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by the Company or, to the Company’s Knowledge, by any other Person.  The Company has delivered or made available to the Buyer complete and accurate copies of all Leases, including all amendments

[Confidential Treatment Requested—]

and agreements related thereto.  All rent and other charges currently due and payable under the Leases have been paid or will be paid in the ordinary course of business.

(d)           The Company is the holder of the lessee’s interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder.  The Company has not made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms.

4.10.       No Undisclosed Liabilities.  Except as disclosed in the Financial Statements or set forth in Schedule 4.10 and other than liabilities incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, which in the aggregate are not material to the Company, there are no material liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the Company’s Knowledge, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

4.11.       Litigation.  Except as disclosed in Schedule 4.11, there is no claim, action, suit, investigation or proceeding (or, to the Company’s Knowledge, any material basis therefor) that have been served on the Company and is pending against or, to the Company’s Knowledge, threatened against or affecting, the Company or any of its properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

4.12.       Material Contracts.

(a)           Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Schedule 4.12 (the “Material Contracts”), as of the date of this Agreement the Company is not a party to or subject to any:

(i)       lease;

(ii)      contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of, or pursuant to which in the last twelve (12) months the Company has paid, $100,000 or more;

(iii)     sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets for an aggregate purchase price of $50,000 or more;

(iv)     partnership, joint venture or other similar contract, arrangement or agreement;

(v)      contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

[Confidential Treatment Requested—]

(vi)     employment or consulting agreement;

(vii)    license, technology transfer, franchise or other similar agreement in respect of any Intellectual Property or other property owned or used by the Company (other than “off the shelf” or “shrink wrap” type licenses);

(viii)     agency, dealer, sales representative or other similar agreement;

(ix)     contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;

(x)      contract or commitment with or for the benefit of any Interested Person; or

(xi)     other contract or commitment not made in the ordinary course of business that is material to the Company.

(b)           Each Material Contract is a valid and binding agreement of the Company is in full force and effect, and neither the Company nor, to the Company’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Material Contract, nor, to the Knowledge of the Company, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute such a material event of default thereunder.  The Company has not received any notices of default, termination or complaint with respect to any Material Contract.

4.13.       Technology and Intellectual Property.

(a)           Schedule 4.13 lists: (i) all patents and all registered trademarks, service marks, copyrights and mask works, and any applications and renewals for any of the foregoing owned by or on behalf of the Company; (ii) all hardware products and tools, software and firmware products, tools and application services that are currently sold, published, offered, or under development by the Company; and (iii) all licenses (in and out), sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any of the Company Intellectual Property or exercise any rights with respect thereto.  The disclosures described in clause (iii) of the preceding sentence include the identities of the parties to the relevant agreements, a brief description of the nature and subject matter thereof, the term thereof and a brief description of the payment terms (or a summary of any formula or procedure for determining such payment terms).

(b)           Each item of Company Intellectual Property is either:  (i) owned solely by the Company free and clear of any Liens, except as noted in Schedule 4.13(b); or (ii) rightfully used and authorized for use by the Company and its successors pursuant to a valid and enforceable license.  All of the Company Intellectual Property that is used by the Company pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in Schedule 4.13.  The Company has all rights in the Company Intellectual Property necessary to carry out the Company’s activities.

[Confidential Treatment Requested—]

(c)           The Company is not in violation in any material respect of any license, sublicense or other agreement to which the Company is a party or otherwise bound relating to any of the Company Intellectual Property.  Except as noted in Schedule 4.13, neither is the Company obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or Buyer, as successor to the Company, in the Company Intellectual Property.

(d)           The use of the Company Intellectual Property by the Company does not, and as currently contemplated to be used, infringe any other Person’s right in personal data or, to the Company’s Knowledge, any other Person’s copyright or trade secret rights.  The use by the Company of the Company Intellectual Property does not and as currently contemplated to be used, infringe any other Person’s, patents, trademarks, service marks, trade names, logo, trade dress, mask work or other intellectual property right.  No written claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or, to the Company’s Knowledge, are threatened by any Person nor, to the Company’s Knowledge, does there exist any valid basis for such a claim.  To the Knowledge of the Company all granted or issued patents and mask works, all registered trademarks and service marks, and all copyright registrations owned by the Company are valid, enforceable and subsisting.  Subject to Schedule 4.13, the Company has the sole and exclusive right to practice the inventions that are the subject matter of the Company’s patents and no prior art or other materials exist that would prevent or block the Company from practicing the inventions that are claimed or covered by the Company’s patents.  To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of Company Intellectual Property by any third party, employee or former employee.

(e)           The Company has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property owned by the Company valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and have provided or have made available true and complete copies of such assignments to Buyer.

(f)            The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company in any Company Intellectual Property.

(g)           The Company has taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company.

(h)           To the Company’s Knowledge, Company Intellectual Property owned by the Company does not include any Publicly Available Software and the Company has not used Publicly Available Software in whole or in part in the development of any part of Company Intellectual Property in a manner that may subject Company Intellectual Property in whole or in

[Confidential Treatment Requested—]

part, to all or part of the license obligations of any Publicly Available Software.  “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge.  Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

4.14.       Insurance Coverage.  Schedule 4.14 lists all of the insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company.  The Company has furnished or made available to Buyer true and complete copies of all insurance policies listed in Schedule 4.14.  There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms and conditions of all such policies.  Such policies of insurance are in full force and effect.  Except as set forth on Schedule 4.14, the Company has no Knowledge of any threatened termination of any of such policies.

4.15.       Compliance with Laws; Permits; No Defaults.

(a)           Schedule 4.15(a) To the Company’s knowledge, the Company is not in violation of, or has not since September 19, 2000, violated, any applicable provisions of any laws, statutes, ordinances or regulations.

(b)           Schedule 4.15(b) correctly describes each material governmental license, permit, concession or franchise (a “Permit”) required to operate the Company’s business, together with the name of the governmental agency or entity issuing such Permit.  Except as set forth on Schedule 4.15(b), such Permits are valid and in full force and effect, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby, except for such Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)           The Company is not in default under, and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority, which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

[Confidential Treatment Requested—]

4.16.       Employees and Labor Matters.

(a)           Schedule 4.16(a) sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status subject to recall) (i) the name of such employee and the date as of which such employee was originally hired by the Company, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, currently estimated 2007 bonus and/or commission potential (which may be adjusted between the date hereof and the Closing Date), equity vesting schedule, severance pay commitment or potential, and any other compensation forms; (iv) each current benefit plan in which such employee participates or is eligible to participate; (v) the name of such employee who is not subject to termination upon up to thirty (30) days prior written notice under the termination notice provisions included in employment agreements or applicable law; and (vi) any governmental authorization that is, to the Company’s Knowledge, held by such employee and that is used in connection with the Company’s business.  Unless specifically noted to the contrary in Schedule 4.16(a), the employment of each of the employees of the Company is terminable by the Company at will and no employee of any Human Resource Contractor provides services to the Company.

(b)           Schedule 4.16(b) lists all Persons who are currently performing services for the Company who are classified as “consultants” or “independent contractors,” the compensation of each such Person and whether the Company is party to an agreement with such Person (whether or not in writing).  Any such agreements are listed on Schedule 4.12 and have been made available to Buyer.

(c)           Except as set forth on Schedule 4.16(b), all Persons engaged by the Company as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable federal, state, Israeli and/or local laws and/or all applicable material foreign laws.

(d)           The Company is not and has never been a party to or bound by any union contract, collective bargaining agreement or similar contract or arrangement (“heskem kibuzy” and “hesder kibuzy”), other than under “extension orders” (“zavey harhava”) applicable to the Company, in each case as specified in Schedule 4.16(d) as well as generally to employees in Israel.  There has never been any lockout, strike, slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees.

(e)           Schedule 4.16(d) lists all current employee manuals and handbooks, employment policy statements, employment agreements, and other material written communications relating to the employment of the current employees of the Company.  The Company has made available to Buyer complete copies of all such documents.

(f)            Except as disclosed in Schedule 4.16(e), (i) none of the employees of the Company has notified the Company that he or she intends to terminate his or her employment with the Company, or not to accept employment with Buyer nor to the Knowledge of the

[Confidential Treatment Requested—]

Company does any employee intend to terminate his or her employment with Company, or to not accept employment with Buyer; (ii) the Company does not have a current intention to terminate the employment of any key employee; (iii) all employees of the Company have executed the Company’s form Confidentiality and Non-Solicitation Agreement; (iv) to the Company’s Knowledge, no employee of the Company is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee, or (B) the business or operations of the Company; (i) to the Knowledge of the Company, no employee of the Company is in any material violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company; and (ii) the Company is not engaged in any dispute or litigation with an employee or former employee regarding Intellectual Property matters.

(g)           Except as disclosed in Schedule 4.16(f), (i) the Company does not have an established severance pay practice or policy other than as required by the Severance Pay Law, 1963; (ii) no employee of the Company is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from the Company or Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of the Company) as a result of or in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements or as a result of any termination by the Company on or after the Closing of any Person employed by the Company on or prior to the Closing Date.

(h)           Except as disclosed in Schedule 4.16(h), the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, The Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Employment by Human Resource Contractors Law, 1996, The Employment of Woman Law, 1954 and The Wage Protection Law, 1958. The Company’s obligations to provide statutory severance pay to employees pursuant to the Severance Pay Law, 1963 are fully funded. To the Knowledge of the Company, the Company is not engaged and has never engaged in any unfair labor practice of any nature.  The Company has not failed to pay any of its employees, consultants or contractors for any wages (including overtime in as much as applicable), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

(i)            All amounts that the Company is legally or contractually required either (i) to deduct from employees’ salaries or to transfer to the employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Income Ordinance [New Version], 1961 (the “Ordinance”) and/or the National Insurance Law, or otherwise, have, in each case, been duly deducted, transferred,

[Confidential Treatment Requested—]

withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment.

(j)            The Company and each employee of the Company, is in compliance in all material respects with all applicable visa and work permit requirements, and no visa or work permit held by an employee of the Company will expire during the six month period following the date of this Agreement. The Company has no foreign employees employed in Israel.

4.17.       Environmental Compliance

(a)           Environmental Definitions.  The following terms, as used herein, have the following meanings:

“Environment” means any and all environmental media, including without limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface, soil or strata, and also means any indoor location.

“Environmental Law” means any and all federal, state, local, Israeli and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, or governmental restrictions relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the past or present business of the Company, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters governed by Environmental Law or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 4.17 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

“Environmental Permits” means any and all governmental permits, licenses, concessions, grants, franchises, agreements, authorizations, registrations or other governmental approvals or filings issued or required under any Environmental Law.

“Hazardous Substance” means any and all pollutants and contaminants, and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Law, and includes, without limitation, petroleum and its derivatives and by-products, and any other hydrocarbons.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

(b)           Environmental Representations and Warranties.  Except as disclosed in Schedule 4.17, to the Company’s knowledge:

[Confidential Treatment Requested—]

(i)       The Company has complied in all material respects with all Environmental Laws and Environmental Permits.

(ii)      No written notice, notification, demand or request for information has been received by the Company, and no citation, summons or order has been issued, and to the Company’s Knowledge, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Company’s Knowledge, threatened, by any governmental or other entity with respect to any (A) alleged violation by the Company of any Environmental Law or Environmental Permit, or any liability thereunder, (B) alleged failure by the Company to have any Environmental Permit, or (C) use, generation, treatment, storage, handling, recycling, transportation or disposal of any Hazardous Substance by the Company.

(iii)     The Company has not stored, handled or transported or Released any Hazardous Substance on any property now or previously owned or leased by the Company.

(iv)     There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for the Company of which the Company has Knowledge, relating to any property or facility now or previously owned or leased by the Company that have not been delivered to Buyer.

4.18.       Customers and Suppliers.  Except as set forth on Schedule 4.18, the Company has not received notice from or is otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for 5% or more of the aggregate products and services furnished by the Company during the past eighteen (18) months has stopped or intends to stop or materially reduce purchasing the products or services of the Company or (b) any supplier (or group of suppliers under common ownership or control) that accounted for 5% or more of the aggregate supplies purchased by the Company during the past eighteen (18) months has stopped or intends to stop or materially reduce supplying products or services to the Company.

4.19.       Products.  All products provided or sold by the Company conform, and at all relevant times have conformed, in all material respects, to any contractual specifications and warranties.

4.20.       Transactions with Affiliates; Intercompany Arrangements.  Except as disclosed in Schedule 4.20, there are no agreements, loans, leases, royalty agreements or other continuing transactions between the Company and (i) any officer, director, or stockholder of the Company or any of their Affiliates or (ii) any member of any officer, director, or stockholder of the Company’s family or any of their Affiliates (“Interested Person”).  To the Knowledge of the Company, no Interested Person (x) has any direct or indirect interest in any entity that does business with the Company or (y) has any direct or indirect interest in any property, asset or right that is used by the Company in the conduct of its business.  To the Company’s knowledge, no Interested Person has any contractual relationship (including that of creditor or debtor) with the Company other than such relationships as result solely from being an officer, director, or stockholder of the Company.

[Confidential Treatment Requested—]

4.21.       Taxes

(a)           Definitions.

“IRS” means the Internal Revenue Service.

“Tax” and “Taxes” means all federal, state, local, Israeli and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including Tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any governmental authority responsible for the imposition or collection of any Tax.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

(b)           The Company has timely filed all Tax Returns required to be filed on or before the Closing Date (after giving effect to any duly obtained extensions of time in which to make such filings).  The Company has paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof (except to the extent of any accrual for Taxes established in the Financial Statements).  All Tax Returns filed by the Company were complete and correct in all material respects (except to the extent of any accrual for Taxes established in the Financial Statements), and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon in all material respects.  There are no Liens for Taxes upon any of the Company’s assets.

(c)           Except as set forth on Schedule 4.21(c), none of the Tax Returns filed by the Company or Taxes payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Company’s Knowledge, threatened.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.  All material elections with respect to Taxes affecting the Company as of the date hereof, are set forth in the Financial Statements.

(d)           The Company will not be required to include any item of income in, or exclude any item of deduction from, reportable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date (including any amount deferred under IRS Revenue Procedures 71-21 or 2004-34), (ii) installment sale or open transaction disposition made on or prior to the Closing

[Confidential Treatment Requested—]

Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law).

(e)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or other third party.  The Company is not a party to any agreement, contract, arrangement or plan that is an obligation to make a payment that will not be deductible under Section 280G of the Code.  No portion of the purchase price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code.

(f)            None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.  The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.  The Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(g)           The Company does not have liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(h)           The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance.

(i)            There has been no written indication from any Governmental Authority that the consummation of the transactions contemplated by this Agreement would adversely affect the ability of the Company to setoff for Israeli Tax purposes in the future any and all losses accumulated by it as of the Closing Date.  The Company has been issued final tax assessments for years through 2004.

(j)            Except as set forth in Schedule 4.21(j), the Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding or to any arrangement, pre-ruling or agreement with the Israeli Tax Authority.

(k)           Schedule 4.21(k) hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. To the Company’s Knowledge, no claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.  Except as set forth in Schedule 4.21(k), the Company does not have, and has never had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

[Confidential Treatment Requested—]

4.22.       Employee Benefits.  The Company hereby represents and warrants to Buyer as of the date hereof that:

(a)           Schedule 4.22 sets forth a list of (i) every Employee Program which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code and that has been maintained by the Company or an Affiliate of the Company at any time during the period beginning September 19, 2000 and ending on the Closing Date and (ii) each other Employee Program maintained by the Company or an Affiliate of the Company as of the date hereof or as of the Closing Date, including without limitation, Employee Program pursuant to Section 102 of the Ordinance.

(b)           Each Employee Program which is required to be listed on Schedule 4.22 and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and to the Company’s Knowledge has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program’s assets were distributed).

(c)           Each Employee Program which is required to be listed on Schedule 4.22 and which has been intended to qualify under Section 102 of the Ordinance has received an approval letter from the Israeli Tax Authority regarding its qualification under such section and the rules under the Ordinance and to the Company’s Knowledge has, in fact, been qualified under the applicable section of the Ordinance and in compliance from the effective date of such Employee Program through and including the Closing Date.

(d)           To the Company’s Knowledge, at any time during the period beginning September 19, 2000 and ending on the Closing Date, there has been no material failure of any party to comply with any laws applicable with respect to any Employee Programs maintained by the Company.

(e)           Except as set forth on Schedule 4.22, all grants of Stock Option to Israeli employees and officers of the Company under the Capital Gain Track of Section 102 complied with all of the applicable provisions of the Ordinance and the regulations under the Ordinance.

(f)            Neither the Company nor any Affiliate of the Company (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan or (ii) except as set forth on Schedule 4.22, to the Company’s Knowledge has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

(g)           With respect to each Employee Program maintained by the Company or any Affiliate of the Company as of the date of this Agreement, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to Buyer including all documents embodying or governing such Employee Program, and any

[Confidential Treatment Requested—]

funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof.

(h)           Except as disclosed in Schedule 4.22, no benefit under any Employee Program or other plan, program or arrangement, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable and the Company is not required to pay amounts paid with respect to any tax imposed under Section 4999 of the Code and (ii) the Company has not incurred any obligation to make (or possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code, or (B) are or may be subject to the imposition of an excise Tax under Section 4999 of the Code.  Schedule 4.22 lists all nonqualified deferred compensation plans or arrangements under which the Company or any Affiliate of the Company  provides, or is or may be obligated to provide, payments or benefits which are subject to the requirements of Section 409A of the Code (“409A Plans”).  Such 409A Plans are in compliance with Section 409A and the guidance issued thereunder.

(i)            Each Employee Program maintained by the Company or any Affiliate of the Company during the period beginning September 19, 2000 and ending on the Closing Date may be amended, terminated, or otherwise modified by the Company, under the terms of each such Employee Program, without any liability to the Company (other than in connection with benefits already granted under each such Employee Program) for benefits, contributions or other payments relating to the period of time or events that arise or occur after the date of such amendment, termination or modification, subject to liabilities incurred in the ordinary course for ancillary administrative or management services. To the Company’s Knowledge, no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or any Affiliate of the Company to so amend, terminate or otherwise modify such Employee Program.

(j)            To the extent applicable, each Employee Program maintained by the Company or any Affiliate of the Company during the period beginning September 19, 2000 and ending on the Closing Date (including each non-qualified deferred compensation arrangement) has been maintained in all material respects in compliance with all applicable requirements of federal, state and Israeli securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933, as amended (the “Securities Act”)  and/or state “Blue Sky” laws and the requirements of the Israeli Securities Law, 1968.

(k)           For purposes of this section:

(1)           “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans,

[Confidential Treatment Requested—]

severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors.  In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.
(2)           An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).
(3)           An entity is an “Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).
(4)           “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.
4.23.       Government Grants.
(a)           Except as set forth in Schedule 4.23, no grants, incentives, exemptions and subsidies from the government of the State of Israel or any agency thereof, or from any non-Israeli governmental entity, were granted to the Company or assigned to or assumed by the Company (collectively, “Government Grants”), including, without limitation, grants, incentives, exemptions and subsidies from (i) the Investment Center of the Israeli Ministry of Trade, Industry & Labor, (ii) the Office of Chief Scientist of the Israeli Ministry of Trade, Industry & Labor, (iii) the BIRD Foundation and any other similar governmental or government-related entity, and (iv) the Fund for the Encouragement of Marketing.   Schedule 4.23 sets forth the aggregate amounts of each Government Grant, the amounts already received under such Government Grant, the amount that is still receivable under such Government Grant, the royalties paid by Company and the aggregate outstanding obligations of the Company thereunder with respect to royalties, or the outstanding amounts to be paid by the Company in respect of such Government Grants.

[Confidential Treatment Requested—]

(b)           The Company has made available to Buyer correct copies of all documents evidencing Government Grants submitted by the Company and of all letters of approval, and supplements and amendments thereto, granted or issued to the Company, and all letters of approval assigned to or assumed by the Company from third parties.
(c) The Company is in compliance, in all material respects, with the terms and conditions of all Government Grants and has duly fulfilled all the undertakings required thereby. The Company has not received written notice of the revocation or material modification of any of the Government Grants.

4.24.       Finders’ Fees.  Except as set forth in Schedule 4.24, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from Buyer or the Company upon consummation of the transactions contemplated by this Agreement.

4.25.       Other Information.  None of this Agreement, the Ancillary Agreements and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company that:

5.01.       Organization and Existence.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

5.02.       Corporate Authorization.  The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation by each of Buyer and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Buyer and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub.  This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes a valid and binding agreement of each of Buyer and Merger Sub, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application relating to or affecting creditors’ rights and to general principles of equity.

5.03.       Governmental Authorization; Consents.  (a)  Except as set forth on Schedule 5.03, the execution, delivery and performance by each of Buyer and Merger Sub of this Agreement, the Ancillary Agreements and the transactions contemplated herein require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

[Confidential Treatment Requested—]

(b)           Except as set forth on Schedule 5.03, no consent, approval, waiver or other action by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract, agreement, indenture, lease, instrument or other document to which Buyer or Merger Sub is a party or by which it is bound is required or necessary for the execution, delivery and performance by each of Buyer and Merger Sub of this Agreement, or for the consummation of the transactions contemplated hereby.

5.04.       Non-Contravention.  The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation by each of Buyer and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Certificate of Incorporation, as amended or restated through the date hereof, or By-laws of Buyer or Merger Sub or (b) contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Buyer or Merger Sub.

5.05.       Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Company or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement.

5.06.       Buyer Options.  All shares of Buyer Common Stock which may be issued upon the exercise of Substitute Options issued by buyer hereunder will be, when exercised and issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, the Certificate of Incorporation or the By-laws of Buyer or any contract to which Buyer is a party.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company agree that:

6.01.       Conduct of the Company.

(a)           From the date hereof until the Closing Date, the Company shall conduct its business in the ordinary course consistent with past practices and to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of their present officers and employees.  Without limiting the generality of the foregoing, except in connection with the performance of this Agreement and the Ancillary Agreements (including the purchase of a runoff D&O insurance for the Company’s directors and officers), from the date hereof until the Closing Date, in the absence of Buyer’s prior written consent, the Company shall not:

(i)            adopt or propose any change in its Certificate of Incorporation or By-laws of the Company;

[Confidential Treatment Requested—]

(ii)           merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(iii)          sell, lease, license or otherwise dispose of any assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practices;

(iv)          effect any direct or indirect redemption, purchase or other acquisition of any Company Securities, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Company Securities;

(v)           issue any Company Securities;

(vi)          incur any indebtedness for money borrowed;

(vii)         make any payments or enter into any agreement, commitment or transaction outside of the ordinary course of business consistent with past practices or in excess of $50,000 in any individual case;

(viii)        terminate or hire any non-billable employees, or encourage any such employees to resign from the Company, or promote any such employees or change the employment status or titles of any such employee, other than in the ordinary course of business consistent with past practice (and the Company will consult with Buyer prior to taking any such actions taken in the ordinary course consistent with past practice);

(ix)           terminate or hire any billable employees or encourage any such employees to resign from the Company, or promote any such employees or change the employment status or titles of any such employee, other than in the ordinary course of business consistent with past practice (and the Company will consult with Buyer prior to taking any such actions taken in the ordinary course consistent with past practice);

(x)            enter into or amend any employment, bonus, or retirement contract or arrangement, or increase any compensation payable or to become payable to any employee other than in the ordinary course of business consistent with past practice or enter into or amend any severance arrangement;

(xi)           effect any changes to any Employee Programs of the Company;

(xii)          purchase, lease or otherwise acquire any real estate or any interest therein;

(xiii)         license any Intellectual Property other than in the ordinary course of business;

[Confidential Treatment Requested—]

(xiv)        enter into any agreements or commitments, the terms of which will create a restriction or obligation on the Buyer or its Affiliates upon Closing (other than the Company).

(xv)         agree or commit to do any of the foregoing;

(b)           The Company will not, and the Stockholders will not cause the Company to, take or agree or commit to, take any action, omit or agree or commit to omit to take any action, which would be reasonably expected to result in the condition to Closing set forth in Section 11.03(a) being incapable of being satisfied.

6.02.       Access to Information.  From the date hereof until the Closing Date, the Company will (a) give Buyer, its counsel, financial advisors, accountants and other authorized representatives full access during normal business hours to the offices, properties, books and records of the Company upon reasonable notice, (b) furnish Buyer, its counsel, financial advisors, accountants and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request, and (c) instruct the employees, counsel, accountants and financial advisors of the Company to cooperate in a reasonable manner with Buyer in its investigation of the Company.

6.03.       Notices of Certain Events; Continuing Disclosure.

(a)           The Company will promptly notify the Buyer of:

(i)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)           any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii)          any actions, suits, claims, investigations or proceedings commenced or, to the Company’s Knowledge, threatened against, or relating to or involving or otherwise affecting the Company or that relate to the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed pursuant to Section 4.11.

(b)           Until the Closing Date, the Company shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the Company or the Stockholders.  Buyer shall have the obligation to promptly advise the Company with respect to any matter hereafter discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described on a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Buyer.

[Confidential Treatment Requested—]

(c)           The Company shall from time to time prior to the Closing Date supplement in writing its schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the schedules hereto, provide such written supplement to Buyer and specifically identify such supplements as being provided pursuant to this Section 6.03(c).  The disclosures made pursuant to this Section 6.03(c) shall not be deemed to modify, amend or supplement the representations and warranties for purposes of this Agreement, provided however that matters required to be disclosed hereunder only by reason of the application of representations and warranties of the Company to the Closing Date shall be deemed to qualify the Company’s representations and warranties as of the Closing Date but not as of the date hereof (the “Bring Down Information”)

6.04.       Confidentiality.  The stockholders will, and prior to the Closing Date, the Company will, hold, and will use their best efforts to cause their respective officers, directors, members, stockholders, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer or the Company (including any information regarding the existence or terms of the transactions contemplated by this Agreement), except to the extent that such information (a) is or becomes generally available to the public other than as a result of disclosure by the Stockholders or, prior to the Closing Date, the Company, (b) was within the Stockholders’ possession prior to its being furnished to the Stockholder by or on behalf of the Buyer or the Company, provided that the source of such information was not known by the Stockholders to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (c) becomes available to the Stockholders on a non-confidential basis from a source other than the Buyer or the Company, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information or (d) was independently developed by the Stockholders without using any information furnished to such party by the Buyer or the Company; provided, however, that the Stockholders may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by the Stockholders of the confidential nature of such information and are directed by the Company, the Stockholders and their Affiliates to treat such information confidentially in accordance with this Agreement.  The obligations of the Stockholders to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, the Company and the Stockholders will, and will use their best efforts to cause their respective officers, directors, members, stockholders, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Company or the Stockholders, or on their behalf, concerning Buyer that are subject to such confidence.

6.05.       Stock Option Plans.  Prior to the Closing Date, the Company will use efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to document all past option grant issuances. On the Closing Date, the Company (i) will issue additional stock options to employees under its

[Confidential Treatment Requested—]

Stock Option Plan, that will not be In the Money in an amount determined by Buyer and allocated as instructed by Buyer; such options shall be granted under the Stock Option Plan, based on the “Capital Gains” track under Section 102 of the Ordinance, and, for the avoidance of doubt, these stock options do not constitute part of the consideration to be paid to the stockholders of the Company and shall not affect in any way or manner, directly or indirectly, such consideration; and then (ii) will terminate and satisfy in full all obligations and liabilities arising under, the Stock Option Plans, including without limitation delivering notice of such termination to all participants in the Stock Option Plans. Any Stock Option issued pursuant to this Section 6.05 shall be substituted for options for Buyer’s Stock as provided in Section 2.10(c).

6.06.       Employee Agreements.  On or before the Closing Date, the Company will obtain from each employee of, and consultant to, the Company as of the Closing Date that is required by the Buyer an executed agreement concerning confidentiality, assignment of inventions and non-solicitation of clients in substantially the form attached hereto as Exhibit C (“Employee Agreement Regarding Inventions, Confidentiality and Non-Competition”).

6.07.       Non-Solicitation.  From the date of this Agreement until the termination of this Agreement, neither the Company nor any Stockholder may, directly or indirectly, solicit, encourage, assist, initiate or entertain discussions, engage in negotiations with, provide any information to, or enter into or consummate any agreement or transaction with, any Person other than the Buyer, Merger Sub and their representatives concerning any business combination transaction or financing involving or relating to the Company, including without limitation any sale, merger, share exchange, consolidation, transfer, exclusive license or sale of all or a material portion of the assets of the Company or the sale or other transfer of any Company Capital Stock.  Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement substantially in the form of, and with confidentiality terms at least as restrictive as, Section 6.04, the Company may, at any time prior to the adoption of the Agreement by the requisite vote of the holders of shares of Company Capital Stock in order to approve the Agreement under DGCL, furnish information and afford access to and enter into discussions and negotiations with any Person or group that has made (and not withdrawn) an unsolicited bona fide Acquisition Proposal (regardless whether or not the Company had, prior to the execution of this Agreement, solicited a proposal from any such party) if: the Board determines that such unsolicited bona fide Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal; and the Board determines in good faith, after consultation and upon advice from independent outside legal counsel, that such action is necessary for the Board to comply with its fiduciary duties under applicable law; and the Company has provided Buyer prior written notice of its intent to take any such action at least three (3) Business Days prior to taking such action (the “Proposal Notice”); and should Buyer submit a binding counteroffer to the Company (a “Counteroffer”) within three (3) Business Days of Buyer’s receipt of a Proposal Notice, the Board shall determine in good faith, after consultation with its financial advisors and upon the advice of independent outside legal counsel, that such Counteroffer is less favorable to the Company’s stockholders than such Acquisition Proposal; and contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Buyer (except that the Company need not provide Buyer any such information which it has previously furnished to Buyer, so long as the Company delivers a notice to Buyer  describing such information and stating that the Company has previously provided such information to Buyer). The Company will notify Buyer in writing

[Confidential Treatment Requested—]

promptly, but in any event within two (2) Business Days, if the Board becomes aware that any such information is requested or any such negotiations or discussions are sought to be initiated, and will need to communicate to Buyer the identity of the Person or group making such request or inquiry, if any (the “Potential Acquiror”).

For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal (other than the Merger), or any indication of interest in making an offer or proposal, made by a Person or Group at any time which is structured to permit (A) such Person or Group to acquire any material portion of the assets of, or at least 15% of the equity interest in, or business of, the Company or any of its Subsidiaries pursuant to a merger, consolidation, share exchange, recapitalization, reclassification, sale of shares of capital stock or other business combination, or similar transaction, including any single or multi-step transaction or series of related transactions (B) any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 15% of more of the total outstanding voting securities of the Company or any of its Subsidiaries, or (C) other than in the ordinary course of business, any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 15% of the assets of the Company (determined based on the greater of fair market value and book value); and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing prior to the date of adoption of the Agreement by the requisite vote of the holders of Shares, in respect of which the Board has determined in good faith, after consultation with its financial advisors and independent outside legal counsel,  (A) that the Potential Acquiror is reasonably capable, from both a legal and financial standpoint, of consummating such Acquisition Proposal and (B) that such Acquisition Proposal is more favorable to the holders of Shares from a financial point of view than the Merger and any Counteroffer (if submitted by Buyer in accordance with this Section).

ARTICLE VII

COVENANTS OF BUYER

Buyer agrees that:

7.01.       Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information (a) is or becomes generally available to the public other than as a result of disclosure by the Buyer, (b) was within the Buyer’s possession prior to its being furnished to the Buyer by or on behalf of the Company or the Stockholders, provided that the source of such information was not known by the Buyer to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (c) becomes available to the Buyer on a non-confidential basis from a source other than the Company or the Stockholders, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information or (d) was independently developed

[Confidential Treatment Requested—]

by the Buyer without using any information furnished to the Buyer by the Company or the Stockholders; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially in accordance with this Agreement.  The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf concerning the Company in connection with this Agreement that are subject to such confidence.

7.02.       Securities Laws.  Buyer shall take such steps as may reasonably be necessary to comply with the securities laws of all jurisdictions which are applicable to the issuance of the Substitute Options pursuant to this Agreement.  The Company shall use reasonable best efforts to assist the Buyer as may be reasonably necessary to comply with the securities laws of all jurisdictions which are applicable in connection with the issuance of the Substitute Options pursuant to this Agreement.  Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon the exercise of the Substitute Options.  Within 90 business days following the Effective Time, Buyer will ensure that all shares of Buyer Common Stock subject to the Substitute Options shall be registered on a Form S-8 (or any successor thereto) maintained by Buyer and Buyer shall use its reasonable efforts to maintain the effectiveness of any such registration statement for so long as any such Substituted Options remain outstanding.

ARTICLE VIII

COVENANTS OF ALL PARTIES

The parties hereto agree that:

8.01.       Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The stockholders each agree to execute and deliver the general release in the form attached hereto as Exhibit 11.02(i) and an agreement to be bound by the terms of this Agreement in the form attached hereto as Exhibit 11.02(ii) and to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions in their capacity as stockholders of the Company as may be necessary or desirable, and in the reasonable control of such stockholder, in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

[Confidential Treatment Requested—]

8.02.       Certain Filings.  The Stockholders, the Company and Buyer shall reasonably cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

8.03.       Public Announcements.  Unless otherwise required by law (including without limitation applicable securities laws) or by regulatory authority, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or with respect to this Agreement or the transactions contemplated herein shall be made by any party hereto (other than Current Reports on Form 8-K and responding to related questions in a manner consistent with such Reports on Form 8-Kan investors conference call, in each case by Buyer in connection with the execution of this Agreement) unless approved by Buyer and the Company (if prior to the Closing ) or the Buyer and the Stockholders’ Representative (if after the Closing) prior to release, provided that such approval shall not be unreasonably withheld or delayed.  Notwithstanding the immediately preceding sentence, in the event that any party is required by law or regulatory authority to make any such disclosure, such party shall notify the other parties prior to making such disclosure and shall use commercially reasonable efforts to give the other parties an opportunity to comment on such disclosure.

8.04.       Tax Matters.  As soon as reasonably practicable after the date hereof, the parties shall cause the Company’s accountants, the Buyer’s counsel and KPMG Israel, to prepare and file with the Israeli Income Tax Authority applications for one ruling confirming that: (i) treatment of Stock Options under Section 2.10(a), (b) or (c), in respect of the vested portions of Stock Options held in trust at the Effective Time under Section 102 of the Ordinance will not result in an immediate taxable event for the person entitled to the vested portions of such Stock Options and will not affect the length of the holding period required with respect to the vested portion such Stock Options, which ruling may be subject to such terms regularly associated with such rulings (the ruling mentioned above, the: “Israeli Option Tax Ruling”). For the avoidance of doubt, while the application to receive such ruling is pending, all amounts due and payable to a holder of Stock Option held in trust at the Effective Time under Section 102 of the Ordinance shall be held by the trustee under the Stock Option Plan until the Israeli Tax Authority has made a decision on such application; (ii) recognizing the repricing of the exercise price of the outstanding Stock Options, and approving the capital gains tax rate thereon if such repricing requested by certain employees; and (iii) approving the “roll over” of Stock Options held in trust at the Effective Time under Section 102 of the Ordinance into Options of Buyer’s Common Stock, on the same terms and conditions as set forth herein.

[Confidential Treatment Requested—]

ARTICLE IX

TAX MATTERS

9.01.       Tax Covenants.  The following provisions shall govern the allocation of responsibility as between Buyer and the Company for certain tax matters following the Closing Date:

(a)           The Company will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due to be filed (taking into account any extensions) before or after the Closing Date; provided, that (i) such Tax Returns shall be filed in a manner consistent with past practice and applicable law and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns and (ii) such Tax Returns shall be submitted to Buyer not later than five (5) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review by Buyer.

(b)           Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for each Tax period that begins before and ends after the Closing Date (a “Straddle Period”).

(c)           Buyer, the Company and the Stockholders will cooperate, as and to the extent reasonably requested by the other parties, in connection with the filing and preparation of Tax Returns pursuant to this Article and any audit, litigation or other proceeding related thereto.  Such cooperation will include (i) the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer agrees not to file any amended Tax Return, or any amendment to any previously filed Tax Return, with respect to any period on or prior to the Closing Date (other than any amendments to state or local Tax Returns required by law on account of adjustment to a federal Tax Return) without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld.

(d)           In the event any taxing authority informs the Stockholders’ Representative, on the one hand, or the Company or Buyer, on the other hand, of any proposed or actual audit, examination, adjustment, claim, assessment, or demand concerning the amount of Taxes of the Company with respect to periods ending on or before the Closing Date, the party so informed shall notify the other party of such matter within seven (7) Business Days after receiving such notice.  No failure or delay in informing the other party shall reduce or otherwise affect the obligations or liabilities of any party hereto, except to the extent such failure or delay shall have materially and adversely affected the recipient party’s ability to defend against any liability or claim with respect to such taxes.  Any notice shall be accompanied by a copy of any written notice or other document received from the applicable taxing authority with respect to such matter.  So long as the Stockholders’ Representative

[Confidential Treatment Requested—]

diligently do so, the Stockholders’ Representative shall have the right (except as provided in the following two sentences) to control, at their expense, the contest of the portions of any audits, disputes, administrative, judicial or other proceedings relating to Taxes of the Company for periods ending on or before the Closing Date; provided, however, that if the Stockholders’ Representative elects to control the contest, the Company and Buyer shall have the right, at their expense, to participate in such contest; provided, further, that in the case that the Stockholders’ Representative elects to control such contest, the Stockholders’ Representative shall only be entitled to control the contest of the portion of any audits, disputes, administrative, judicial or other proceedings relating to the Taxes of the Company for periods ending on or prior to the Closing Date except insofar as they relate to any post-Closing items or matters which might affect the Taxes of the Company for periods ending on or prior to the Closing Date.  For avoidance of doubt, Buyer and the Company (and not the Stockholders’ Representative) shall have the right to control the contest of the portion of any audits, disputes, administrative, judicial or other proceedings relating to the Taxes of the Company for periods ending after the Closing Date.  No party hereto shall agree or settle or compromise any issue related to Taxes of the Company which settlement or compromise could reasonably be expected to have any adverse impact on the liability for Taxes hereunder of the other party without such other party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(e)           Each of the parties shall bear all transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement or the transactions contemplated by this Agreement and imposed on it by applicable laws.

(f)            All tax sharing agreements or similar agreements with respect to or involving the Company (including without limitation any obligation to make tax distributions) shall be terminated as of the Closing Date, if they can be so terminated, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g)           The Company shall deliver to Buyer, in a timely manner, any clearance certificate or similar document(s) which may be required by any Tax Authority to relieve Buyer of (y) any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement and (z) any liability for Taxes (determined without regard to provisions of this Agreement assigning responsibility therefore) for which relief is available by reason of the filing of an appropriate certificate or other document.

(h)           Buyer shall not file, nor cause the Company to file, any amended Tax Return for the Company for any period that begins before the Closing Date without obtaining the Stockholders’ Representative’s prior written consent of such filing, which consent shall not be unreasonably withheld, delayed or conditioned.

[Confidential Treatment Requested—]

ARTICLE X

STOCKHOLDERS’ REPRESENTATIVE

(a)           Each Stockholder hereby irrevocably constitutes and appoints, Mr. David Rubner and Mr. Yoav Sebba, jointly (the “Stockholders’ Representative”), as such Stockholders’ attorneys-in-fact and agents in connection with the transactions contemplated by this Agreement.  This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any Stockholder.

(b)           Each Stockholder hereby irrevocably grants the Stockholders’ Representative full power and authority on behalf of such Stockholder:

(i)            to execute and deliver, and to accept delivery of the Escrow Agreement and such documents as may be deemed by the Stockholders’ Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement.

(ii)           to (A) dispute or refrain from disputing any claim made by Buyer under this Agreement; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (C) execute any settlement agreement, release or other document with respect to such dispute or remedy;

(iii)          to give or agree to any and all consents, waivers, amendments or modifications deemed by the Stockholders’ Representative, in its sole discretion, to be necessary or appropriate under this Agreement, and to execute and deliver any documents that may be necessary or appropriate in connection therewith; provided, however, that this shall not authorize or empower the Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Stockholders; or (ii) as to any matter insofar as such matter relates solely and exclusively to a single Stockholder.  Without implying that other actions would constitute an improper discrimination, each of the Stockholders agrees that discrimination between or among Stockholders solely on the basis of the respective number of Shares held by each Stockholder shall not be deemed to be improper;

(iv)          to enforce any claim against Buyer arising under this Agreement;

(v)           to engage attorneys, accountants and agents at the expense of Stockholders; and

(vi)          to give such instructions and to take such action or refrain from taking such action as the Stockholders’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, this Agreement or the Escrow Agreement.

[Confidential Treatment Requested—]

(c)           Each Stockholder hereby agrees that:

(i)            the Company and Buyer shall be entitled to rely on any and all action taken by the Stockholders’ Representative, under this Agreement notwithstanding any dispute or disagreement among Stockholders or the Stockholders’ Representative without any liability to, or obligation to inquire of, any Stockholder or the Stockholders’ Representative, notwithstanding any knowledge on the part of the Company or Buyer of any such dispute or disagreement;

(ii)           the authority of the Stockholders’ Representative, as described in this Agreement, shall be effective until the rights and obligations of the Stockholders’ Representative under this Agreement shall terminate by virtue of the termination of any and all rights and obligations of such Stockholder to Buyer under this Agreement;

(iii)          if the Stockholders’ Representative resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, the holders of a majority in interest of the stockholders of the Company  shall have the right to appoint a member as the Stockholders’ Representative to serve as described in this Agreement (who shall be a Stockholder) and, under such circumstances, Buyer and the Company shall be entitled to rely on any and all actions taken by such Stockholders’ Representative;

(iv)          the Stockholders’ Representative shall not be liable to any Stock for losses with respect to any action taken or any omission by the Stockholders’ Representative pursuant to this Article X, except to the extent such losses are caused by such the Stockholders’ Representative’s gross negligence or willful misconduct.

(d)           Each Stockholder agrees that, notwithstanding the foregoing, at the request of Buyer, he shall take all actions reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

(e)           The Stockholders’ Representative agrees to execute the Escrow Agreement in substantially the form attached hereto as Exhibit A, with such changes thereto as the Company and the Buyer reasonably agree to prior to Closing acting in good faith.

10.02.     Limitation on Actions.  Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted to the Stockholders under this Agreement shall be asserted, brought, prosecuted, or maintained only by the Stockholders’ Representative on behalf of Stockholders.  Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted under this Agreement, including without limitation any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by Buyer against the Stockholders by service of process on the Stockholders’ Representative and each of the Stockholders but without the necessity of otherwise joining or naming any other Stockholder as a defendant in such claim, action, suit or other proceeding.  With respect to any matter contemplated by this Section, a Stockholder shall be bound by any determination in favor of or against the Stockholders’

[Confidential Treatment Requested—]

Representative or the terms of any settlement or release to which the Stockholders’ Representative shall become a party.

10.03.     Indemnification; Reimbursement and Liability of Representative.  The Stockholder Representative shall serve as the Stockholder Representative without compensation; provided, however, that each stockholder agrees to reimburse the Representative for such stockholder’s pro rata share of all reasonable out-of-pocket expenses incurred by the Representative in the performance of his or her duties hereunder.  Each stockholder agrees that such stockholder’s pro rata share of such reasonable out-of-pocket expenses may be deducted by the Representative from amounts distributed to the Representative, on behalf of the Stockholder, from the Applicable Preferred Per Share Cash Consideration and/or Common Per Share Closing Cash Consideration prior to delivery of such fund to the stockholder.

  The stockholders shall severally (but not jointly) indemnify the Representative and hold the Representative harmless against any Damages incurred without any act or omission on the part of the Representative which constitutes gross negligence or willful misconduct and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder and shall promptly reimburse the Representative for all expenses, upon request therefor.

As among the stockholders, the Stockholder Representative shall be fully justified and protected in relying upon any document or information furnished to him by any stockholder, upon any evidence deemed by the Stockholder Representative to be reliable and upon any advice of counsel selected by him.  As among the stockholders, the Stockholder Representative shall be fully justified and protected in failing or refusing or delaying to take any action unless he shall have received such advice of counsel or approval of such stockholder as he deems appropriate or unless he shall have been expressly indemnified to his satisfaction by all the stockholders.

ARTICLE XI

CONDITIONS TO CLOSING

11.01.     Conditions to the Obligations of Each Party.  The obligations of each of Buyer and the Company to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

11.02.     Conditions to Obligation of Buyer  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (unless waived in writing by Buyer):

(a)           (i)  the Company and the Stockholders shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement at the time of its execution and delivery by the Company and in any certificate

[Confidential Treatment Requested—]

required to be delivered by the Company pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (other than that are qualified as to materiality, Material Adverse Effect, or similar qualification, which shall be true and correct in all respects), except for any modifications expressly permitted under this Agreement (including the Bring Down Information) and (iii) Buyer shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect.

(b)           No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of the Company after the Closing Date and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c)           Buyer shall have received a legal opinion of Pepper Hamilton, dated the Closing Date, in the form of Exhibit XX, and from Ori Rosen & Co. in the form of Exhibit ZZ.

(d)           The Company shall have received all of the consents, authorizations or approvals from the governmental agencies referred to in Sections 4.02 and 5.03, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

(e)           The Company shall have received all of the Company Required Consents, in each case in form and substance reasonably satisfactory to Buyer.

(f)            The Company shall have terminated, and satisfied in full all obligations and liabilities arising under the Stock Option Plans, all vested Stock Options granted under the Stock Option Plans shall be exchanged for cash, all unvested Stock Options shall be exchanged for Buyer options pursuant to Section 2.10 and the Company shall have provided documentation reasonably acceptable to the Buyer to appropriately document the approval and issuance  of all stock option granted by the Company.

(g)           The Company shall have used reasonable efforts to cause each employee and/or consultant that the Buyer requests as of the Closing Date to have executed and delivered to Buyer an Employee Agreement Regarding Inventions, Confidentiality and Non-Competition.

(h)           Buyer shall have received resignation letters executed and delivered by the Directors of the Company from and by the executive officers of the Company from their positions as executive officers (but not employees) of the Company from and after the Closing Date.

(i)            The holders of at least ninety-five percent (95%) of the outstanding Company Capital Stock and all of the holders of outstanding Stock Options shall have executed and delivered Buyer a general release and waiver of claims, and an agreement to be bound by the terms of this Agreement, each in form of Exhibits 11.2A and 11.2B hereto.

(j)            No claim, action, suit or proceeding shall have been instituted or threatened by any owner (beneficial or of record) of an equity interest in the Company or any of

[Confidential Treatment Requested—]

their Affiliates before any court, arbitrator or governmental body, agency or official relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby.

(k)           The holders of no more than 5% of the outstanding Company Capital Stock calculated on an as-converted to Common Stock basis shall have exercised their appraisal rights under Delaware law.

(l)            The pertinent parties shall have terminated the currently existing Investor Rights Agreement of the Company.

(m)          The Company shall have granted an additional stock options to purchase 96,489 shares of Common Stock with an exercise price of $0.01 per share.  These new options will have a four-year vesting schedule from the date of grant with 25% cliff vesting after one year.

(n)           The stockholder consent approving the Merger Agreement required under the DGCL and the Company’s Amended and Restated Certificate of Incorporation, as amended, was given.

(o)           The Stockholders’ Representative shall have executed the Escrow Agreement.

11.03.     Conditions to Obligation of the Company.  The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions (unless waived in writing by the Company):

(a)           Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

(b)           No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c)           Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in Sections 4.03 and 5.03, in each case in form and substance reasonably satisfactory to the Company, and no such consent, authorization or approval shall have been revoked.

(d)           The representations and warranties of the Buyer and Merger Sub contained in this Agreement at the time of its execution and delivery by the Buyer and Merger Sub and in any certificate required to be delivered by the Buyer or Merger Sub pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.

(e)           The Buyer shall have executed the Escrow Agreement.

[Confidential Treatment Requested—]

ARTICLE XII

SURVIVAL; ESCROW; INDEMNIFICATION

12.01.     Survival.  The representations and warranties of the Company, on the one hand, and the Buyer, on the other hand, contained in this Agreement, the Ancillary Agreements or in any certificate required to be delivered pursuant hereto shall survive the Closing until the twelve (12) month anniversary of the Closing Date, except for any breach of, or misrepresentation under, Sections 4.01 (Organization and Power), 4.03 (Non-Contravention), 4.04 (Capitalization) and 4.21 (Taxes)(“Extended Representations”) which shall survive until the earlier of: (i) the date on which the Earn-Out Consideration is due to be paid to the stockholders of the Company, and (ii) a Change in Control of the Buyer.  The covenants and agreements of the parties contained in this Agreement and the Ancillary Agreements shall survive for the period specified in such covenant, or if not so specified, indefinitely.

No claims shall be made by any Indemnified Party under this Agreement after expiration of the applicable survival period as set forth in the two preceding sentences; provided, however, that any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 12.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given in good faith to the party against whom such indemnity may be sought prior to such time and such notice shall set forth the factual basis for such claim in reasonable detail, based on the facts and circumstances reasonably available at the time of such notice.  The right to indemnification hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such covenant, agreement, representation or warranty.

12.02.     Escrow Fund.  As soon as practicable after the Effective Time on the Closing Date, the Escrow Fund shall be deposited with the Paying Agent, as escrow agent in connection with this Agreement (in such capacity, the “Escrow Agent”), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Buyer pursuant to the indemnification obligations of the stockholders of the Company, provided, however, that any rights of indemnification or other remedies specified herein shall be subject to Section 12.04.

12.03.     Indemnification.

(a)           All holders of CPS and Common Stock, hereby severally, and not jointly and severally, indemnify the Buyer and each of its officers, directors, employees, attorneys, agents and Affiliates and, effective at the Closing, without duplication, the Company against, and agree to hold them harmless from, any and all direct damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually incurred or suffered by Buyer or the Company as a result of, with respect to or in connection

[Confidential Treatment Requested—]

with (i) the failure of any representation or warranty of the Company set forth herein, in the Ancillary Agreements or in any certificate required to be delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) any failure by the Company to fully perform, fulfill or comply with any covenant or condition set forth herein, in the Ancillary Agreements or in any certificate required to be delivered pursuant to or in connection with this Agreement, all until the Closing Date. For the avoidance of doubt, Damages hereunder shall not include, and no indemnified party shall have a right to or shall claim, special, indirect or consequential damages, including lost profits. In addition, the amount of any Damages for which indemnification is provided under this Article XII shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Damage (excluding any self-insurance program or any insurance policy for which the premiums or other costs have been paid by the Indemnified Party or any of its Affiliates (whether prior to or after the Closing), but including any insurance policy for which the premiums or other costs were paid by the Company prior to the Closing).

(b)           All indemnification payments made under this Agreement shall be treated as adjustments to the Merger Consideration.

12.04.     Limitation of Indemnification.

(a)           Notwithstanding the provisions of Section 12.02, the holders of CPS and Common Stock shall not be liable for Damages under such Section unless and until the aggregate amount of Damages exceeds $125,000 (the “Threshold Amount”), and, once the Threshold Amount has been reached, then Buyer or its officers, directors, employees, attorneys, agents or Affiliates shall be entitled to indemnification for all Damages; provided that the maximum aggregate liability of the holders of CPS or Common Stock with respect to any and all Damages incurred under or in connection with this Agreement  will not exceed the Escrow Amount.  This Article XII shall be the sole and exclusive remedy of Buyer and its Affiliates with respect to all matters or Damages arising under or in connection with this Agreement, except that with respect to Damages resulting from a breach of the Extended Representations, Buyer shall also be entitled to satisfy any liability of the holders of CPS and Common Stock also from, and only also from, the Earn-Out Consideration’ for avoidance of doubt, if the Escrow Amount shall have been released to the holders of CPS and Common Stock, then any such liability for the breach of Extended Representations shall be satisfied solely from the Earn-Out Consideration; provided, however, that notwithstanding anything in this Article XII to the contrary, nothing in this Agreement shall limit (i) any right or remedy for fraud, provided however that in such event, the several – and not joint and several – liability of each stockholder of the Company for such fraud shall be limited to the net amount actually received by such stockholder under this Agreement, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(b)           In the event of fraud, Buyer will first seek recovery of Damages from the Escrow Fund and the Earn Out Consideration before proceeding against the holders of CPS and Common Stock directly; in all other events, Buyer may seek recovery of Damages only from the Escrow Fund and, with respect to Extended Representations – also from the Earn-Out Consideration, subject to the limitations stated herein.  Any claims for indemnification from the Escrow Fund or the Earn-Out Consideration, if applicable, will be limited to the portion

[Confidential Treatment Requested—]

allocable pro rata to the applicable holder of CPS or Common Stock based on the allocation of the Closing Merger Consideration.

12.05.     Procedures.  Any party seeking indemnification under Section 12.02 (the “Indemnified Party”) shall give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion or commencement of any claim, action, suit or proceeding by any third party alleging facts that if proven true would constitute a misrepresentation or breach of warranty by the Company or with respect to any Ancillary Agreement, the Company (a “Third Party Claim”); provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent that the Indemnifying Party has been prejudiced thereby.  The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any Third Party Claim at its own expense.  If the Indemnifying Party assumes control of the defense of a Third Party Claim, the Indemnifying Party shall not be liable under Section 12.03 for any settlement effected by the Indemnified Party without its consent of any Third Party Claim.  Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of a Third Party Claim and if the Indemnified Party later determines in good faith that a Third Party Claim is likely to materially adversely affect it or its business in a manner that may not be adequately compensated by money damages, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim.  If the Indemnified Party shall so assume the exclusive right to defend, compromise, or settle such claim, all attorneys’ fees and other expenses incurred by the Indemnified Party in the defense, compromise or settlement of such claim and for the full amount of any other Damages suffered by the Indemnified Party as a result of or arising out of the Third Party Claim shall be at the Indemnifying Party’s expense.  The party controlling the defense of any third party suit, action or proceeding shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

12.06      No Additional Representations.  Buyer acknowledges that it and its representatives have been permitted reasonable access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company that it and its representatives have desired or requested to see or review, and that it and its representatives have had a reasonable opportunity to meet with the officers and employees of the Company to discuss the business of the Company.  Buyer acknowledges that (i) neither the Company nor any other person has made any representation or warranty, express or implied, as to the Company furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement, (ii) Buyer has not relied on any representation or warranty from the Company (other than as set forth in this Agreement) or any other person in determining to enter into this Agreement, and (iii) no person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s use of, any such information.  Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Company without any representation or warranty as to merchantability or fitness of the Company’s assets for any particular purpose and in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.

[Confidential Treatment Requested—]

ARTICLE XIII

TERMINATION

13.01.     Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by written agreement of the Company and Buyer;

(b)           by either the Company, on the one hand, or Buyer, on the other hand, by giving written notice to the other parties hereto, if the Closing shall not have been consummated on or before May 15, 2007 (“Required Closing Date”); provided that such termination right shall not be available to a party that is in material default under this Agreement at the time it seeks to terminate under this Section 13.01(b);

(c)           by either the Company, on the one hand, or Buyer, on the other hand, if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree, injunction or judgment of any court or governmental body having competent jurisdiction;

(d)           by Buyer if it is not in material breach of its obligations under this Agreement, and (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or any such representation or warranty shall have become untrue in any material respect and as a result of such breach the conditions set forth in Section 11.02(a) would not then be capable of being satisfied by the Required Closing Date, or (ii) Section 6.07 shall have been breached;

(e)           by the Company if it is not in material breach of its obligations under this Agreement, and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer or any such representation or warranty shall have become untrue in any material respect, and as a result of such breach the condition set forth in Section 11.03(a) would not then be capable of being satisfied by the Required Closing Date; or

(f)            by Buyer if any Person has filed (or had filed on its behalf) a lawsuit seeking to enjoin, delay or prevent the transactions contemplated hereby or alleging a breach or damages arising out of such proposed transactions.

(g)           by Buyer if requisite shareholder approval is not obtained within an hour of execution of this Agreement.

The party desiring to terminate this Agreement pursuant to clauses (b) through (f) above shall give written notice of such termination to the other parties.  The right of any party hereto to terminate this Agreement pursuant to this Section 13.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective representatives, whether prior to or after the execution of this Agreement.

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13.02.     Effect of Termination.  If this Agreement is terminated as permitted by Section 13.01, such termination shall be without liability of any party to this Agreement (or any stockholder, director, officer, manager, member, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that termination shall not release any party from any liabilities or damages arising out of or related to the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by any party to this Agreement.  The provisions of Sections 6.04 (Confidentiality), 7.01 (Confidentiality), 14.03 (Expenses), 14.06 (Governing Law) and 14.07 (Jurisdiction, Venue) shall survive any termination hereof pursuant to Section 13.01.

ARTICLE XIV

MISCELLANEOUS

14.01.     Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy (providing confirmation of transmission) addressed as follows:

(a)	If to Buyer or after
the Closing, the
	Company:	Optium Corporation
200 Precision Road
Horsham, PA 19004
Attn: Christopher Brown, Esq.
Fax: (267) 803-1690

	with required copies to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: John J. Egan III, Esq.
Fax: (617) 523-1231

(b)	If to the Stockholders
Representative or,
Prior to the Closing,
	the Company to:	Kailight Photonics, Inc.
3 Golda Meir St.
Lev, Hakongresim, Nitzan Building
Nes-Ziona Science Industrial Park
P.O. Box 4102
Nes-Ziona 74140 Israel
Attn: Sagie Tzadka, CEO
Fax: 972-8-9313030

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or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

14.02.     Amendments; No Waivers.

(a)           Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by the parties hereto.  Any provision of this Agreement may be waived if the waiver is in writing and signed by the party to be bound, which , in the case of the Stockholders, may be taken by the Stockholders’ Representative.

(b)           No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.03.     Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that if the Closing shall occur all such transaction costs and expenses incurred by the Company shall be paid or reimbursed by the holders of CPS, Common Stock and Stock Options, by way of the calculation of the consideration due to them hereunder.

14.04.     Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.05.     Further Assurances.  From time to time after the Closing, upon reasonable request and without further consideration, the parties will execute and deliver such other documents, and take such other actions, as may be reasonably request in order to consummate more effectively the transactions contemplated hereby.

14.06.     Governing Law.  This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

14.07.     Jurisdiction, Venue.  Each of the parties hereto agree that any action or proceeding against it to enforce this Agreement or any of the Ancillary Agreements may be commenced in the United States District Court for the District of the State of Delaware, and such court shall have the sole and exclusive jurisdiction over such proceeding.  If there exists no basis for federal jurisdiction, the parties agree that the Court of Chancery, New Castle County, State of Delaware shall have sole and exclusive jurisdiction.  Any of these courts shall be proper venue for any such lawsuits or judicial proceedings and the parties hereto waive any objection to such venue.  The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

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14.08.     Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

14.09.     Entire Agreement.  This Agreement and the Ancillary Agreements, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.  None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

14.10.     Third Party Beneficiaries.  Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause any action in or on behalf of any Person other than the parties hereto.

14.11.     Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUYER:

OPTIUM CORPORATION

	By:	/s/ Eitan Gertel
		Name:	Eitan Gertel
		Title:	Chief Executive Officer

MERGER SUB:

CLP ACQUISITION I CORP.

	By:	/s/ Eitan Gertel
		Name:	Eitan Gertel
		Title:	Chief Executive Officer

COMPANY:

KAILIGHT PHOTONICS, INC.

	By:	/s/ Sagie Tsadka
		Name:	Sagie Tsadka
		Title:	Chief Executive Officer

Solely for purposes of Article X:

STOCKHOLDERS’ REPRESENTATIVE

/s/ Yoav Sebba
Name: Yoavv Sebba

/s/ Dave Rubner
Name: Dave Rubner

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ACKNOWLEDGEMENT AND AGREEMENT

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 27, 2007, by and among Optium Corporation, a Delaware corporation (“Optium”), CLP Acquisition I Corp., a Delaware corporation and wholly-owned subsidiary of Optium (“Merger Sub”), Kailight Photonics, Inc., a Delaware Corporation (“Kailight”) and the Stockholders’ Representatives.

On March 27, 2006, the Stockholders of Kailight approved the Merger Agreement pursuant to which Merger Sub will merge with and into Kailight with Kailight being the surviving corporation and a wholly-owned subsidiary of Optium.

Optium, Merger Sub, Kailight and Stockholders’ Representatives hereby acknowledge and agree (i) that the words “Vested Stock Options” in the first sentence of Section 2.07 should be “In the Money Stock Options” and shall be deemed to include unvested In the Money Stock Options, and (ii) that the words “Stock Options” in the second sentence of Section 2.07(d) should be “In the Money Stock Options” and shall be deemed to not include Out of Money Options or Stock Options to be granted pursuant to Section 6.05 of the Merger Agreement.  Further, such parties agree that the following shall be deleted from Section 2.07(d):  (i) the portion of the second sentence beginning with “, provided . . .” through the end of such sentence, (ii) the third sentence, (iii) the portion of the fourth sentence beginning with “, and will be paid . . .” through the end of such sentence and (iv) the fifth and final sentence.

Dated:  April 11, 2007

OPTIUM CORPORATION

By:	/s/ Christopher Brown
Name:	Christopher Brown
Title:	General Counsel and Vice President of
Corporate Development

CLP ACQUISITION I CORP.

By:	/s/ Christopher Brown
Name:	Christopher Brown
Title:	General Counsel and Vice President of
Corporate Development

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KAILIGHT PHOTONICS, INC.

	By:	/s/ Sagie Tsadka
	Name:	Sagie Tsadka
	Title:	Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVES

/s/ Yoav Sebba
Name: Yoav Sebba

/s/ Dave Rubner
Name: David Rubner

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